EXECUTION VERSION

$2,250,000,000
CREDIT AGREEMENT
Dated as of March 19, 2015
among
CME GROUP INC.,
as Borrower,
THE LENDERS PARTY HERETO,
and
BANK OF AMERICA, N.A,
as Administrative Agent,
BARCLAYS BANK PLC,
BMO HARRIS BANK N.A.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CITIBANK, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
BANK OF CHINA, NEW YORK BRANCH,
CREDIT SUISSE AG,
and
LLOYDS SECURITIES INC.,
as Co-Syndication Agents,
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC,
BMO CAPITAL MARKETS CORP.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CITIGROUP GLOBAL MARKETS INC.,
WELLS FARGO SECURITIES, LLC,
BANK OF CHINA, NEW YORK BRANCH,
CREDIT SUISSE SECURITIES (USA) LLC,
and
LLOYDS SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I DEFI	NITIONS 1	1.01	Defined Terms	1
1.02	Classification of Loans and Borrowings	28
1.03	Terms Generally	28
1.04	Accounting Terms; GAAP	29
1.05	Exchange Rates; Currency Equivalents	29
1.06	Additional Alternative Currencies	29
1.07	Change of Currency	30
1.08	Letter of Credit Amounts	30
ARTICLE II	THE CREDITS	30
2.01	USD Commitments	30
2.02	MC Commitments	31
2.03	Committed Loans and Borrowings	31
2.04	Requests for Committed Borrowings	32
2.05	Funding of Committed Borrowings	33
2.06	Interest Elections	34
2.07	MC Swing Line Loans	36
2.08	USD Swing Line Loans	40
2.09	Letters of Credit	44
2.10	Termination, Reduction and Conversion of Commitments	57
2.11	Repayment of Loans: Evidence of Debt	59
2.12	Prepayment of Loans	60
2.13	Fees	61
2.14	Interest	62
2.15	Alternate Rate of Interest and Illegality	63
2.16	Increased Costs	65
2.17	Break Funding Payments	67
2.18	Taxes	67
2.19	Payments Generally: Pro Rata Treatment; Sharing of Set-offs	69
2.20	Mitigation Obligations: Replacement of Lenders or Fronting Bank	71
2.21	Reserves on Eurocurrency Rate Loans	73
2.22	Increase in Commitments	73
2.23	Cash Collateral	74
2.24	Defaulting Lenders	76
ARTICLE III	REPRESENTATIONS AND WARRANTIES	79
3.01	Organization	79
3.02	Authorization; Enforceability	79
3.03	No Conflicts, etc	79
3.04	Financial Statements; No Material Adverse Change	79
3.05	Litigation	79
3.06	Governmental Approvals	80
3.07	Investment Company Act	80
3.08	Taxes	80
3.09	ERISA Compliance	80
3.10	Margin Regulations	81
3.11	Compliance with Laws	81
3.12	OFAC	81
3.13	Anti-Corruption Laws	81
ARTICLE IV	CONDITIONS	81
4.01	Closing Date	81
4.02	Extension of Credit	83
ARTICLE V	AFFIRMATIVE COVENANTS	83
5.01	Financial Statements and Other Information	84
5.02	Notice of Default or Event of Default	86
5.03	Maintenance of Existence	86
5.04	Payment of Tax Obligations	86
5.05	Maintenance of Insurance	86
5.06	Books and Records; Inspection Rights	86
5.07	Compliance with Laws	86
5.08	Compliance with Environmental Laws	86
5.09	Use of Proceeds	87
5.10	Notice of Change in Debt Rating	87
5.11	Anti-Corruption Laws	87
ARTICLE VI	NEGATIVE COVENANTS	87
6.01	Consolidated Net Worth	87
6.02	Subsidiary Indebtedness	87
6.03	Liens	89
6.04	Fundamental Changes	91
6.05	Use of Proceeds	92
6.06	Sanctions	92
6.07	Anti-Corruption Laws	92
ARTICLE VII	EVENTS OF DEFAULT	92
ARTICLE VIIIADMINISTRATIVE AGENT		94
8.01	Appointment and Authority	94
8.02	Rights as a Lender	95
8.03	Exculpatory Provisions	95
8.04	Reliance by Administrative Agent	96
8.05	Delegation of Duties	96
8.06	Resignation of Administrative Agent	97
8.07	Non-Reliance on Administrative Agent and Other Lenders	98
8.08	No Other Duties, Etc	98
8.09	Administrative Agent May File Proofs of Claim	99
ARTICLE IX	MISCELLANEOUS	99
9.01	Notices	99
9.02	Waivers; Amendments	101
9.03	Expenses; Indemnity; Damage Waiver	103
9.04	Successors and Assigns	106
9.05	Survival	113
9.06	Counterparts: Integration: Effectiveness	113
9.07	Severability	113
9.08	Right of Setoff	113

9.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS 114

9.10	WAIVER OF JURY TRIAL	115
9.11	Headings	115
9.12	Confidentiality	115
9.13	USA PATRIOT Act	116
9.14	No Advisory or Fiduciary Responsibility	116
9.15	Judgment Currency	117
9.16	Electronic Execution of Assignments and Certain Other Documents	117

Schedules and Exhibits

SCHEDULES:

1.01 2.01 2.02 3.06 6.02 6.03 9.01	— — — — — — —
MC Swing Line Lenders and MC Swing Line Fronting Commitments
USD Commitments
MC Commitments
Governmental Approvals
Existing Indebtedness
Existing Liens
Notice Addresses, Administrative Agent’s Office and Several L/C Agent’s Office

EXHIBITS:

A B C D-1 D-2 E-1 E-2 F	— — — — — — — —
Form of Assignment and Assumption
[Reserved]
Form of Committed Borrowing Request/Interest Rate Election Request
Form of MC Swing Line Loan Notice
Form of USD Swing Line Loan Notice
Form of USD Credit Facility Promissory Note
Form of MC Credit Facility Promissory Note
Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”), dated as of March 19, 2015, is made and entered into by and among CME GROUP INC., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Fronting Bank and Several L/C Agent.

The parties hereto agree as follows:

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or reasonably acceptable to the Administrative Agent, which may be amended or supplemented from time to time after the date hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning set forth in the definition of “Fee Letters.”

“Aggregate Commitments” means the Aggregate MC Commitments and the Aggregate USD Commitments. The Aggregate Commitments as of the Closing Date are $2,250,000,000.

“Aggregate Credit Exposures” means the Aggregate MC Credit Exposures and the Aggregate USD Credit Exposures.

“Aggregate MC Commitments” means the MC Commitments of all the MC Lenders. The Aggregate MC Commitments as of the Closing Date are $1,874,000,000.

“Aggregate MC Credit Exposures” means the MC Credit Exposures of all the MC Lenders.

“Aggregate USD Commitments” means the USD Commitments of all the USD Lenders. The Aggregate USD Commitments as of the Closing Date are $376,000,000.

“Aggregate USD Credit Exposures” means the USD Credit Exposures of all the USD Lenders.

“Alternative Currency” means each of Euro, Sterling, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank and (b) in the case of Several Letters of Credit, the Several L/C Agent.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Margin

	Debt Ratings		Eurocurrency Rate +
Pricing Level	S&P/Moody’s	Commitment Fee	Letter of Credit Fee	Base Rate +
1	AA / Aa2 or better	0.080%	0.750%	0.000%
2	AA- / Aa3	0.100%	0.875%	0.000%
3	A+ / A1	0.125%	1.000%	0.000%
4	A / A2	0.150%	1.125%	0.125%
5	A- / A3 or less	0.200%	1.250%	0.250%

For purposes of this definition, “Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if there is only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(g). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means (i) with respect to the MC Credit Facility and any MC Lender, the percentage of the Aggregate MC Commitments represented by such Lender’s MC Commitment, subject to adjustment as provided in Section 2.24, provided that, if the Aggregate MC Commitments (and the option of the Fronting Bank, in its sole discretion, and the obligation of the Lenders to make L/C Credit Extensions and the obligation of the MC Swing Line Lenders to make MC Swing Line Loans) have terminated or expired, such Applicable Percentage shall be determined based upon the percentage of the Aggregate MC Credit Exposures represented by such Lender’s MC Credit Exposure and (ii) with respect to the USD Credit Facility and any USD Lender, the percentage of the Aggregate USD Commitments represented by such Lender’s USD Commitment, subject to adjustment as provided in Section 2.24, provided that, if the Aggregate USD Commitments (and the obligation of the USD Swing Line Lenders to make USD Swing Line Loans) have terminated or expired, such Applicable Percentage shall be determined based upon the percentage of the Aggregate USD Credit Exposures represented by such Lender’s USD Credit Exposure. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or Schedule 2.02, as applicable, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable MC Swing Line Percentage” means, with respect to each MC Swing Line Lender, the percentage of the MC Swing Line Fronting Commitments of all the MC Swing Line Lenders represented by such Lender’s MC Swing Line Fronting Commitment, subject to adjustment as provided in Section 2.24, provided that, if the obligation of the MC Swing Line Lenders to make MC Swing Line Loans has terminated or expired, such Applicable MC Swing Line Percentage shall be determined based upon the percentage of the outstanding amount of all MC Swing Line Loans represented by such MC Swing Line Lender’s outstanding MC Swing Line Loans. The initial Applicable MC Swing Line Percentage of each MC Swing Line Lender is set forth opposite the name of such MC Swing Line Lender on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto as an MC Swing Line Lender, as applicable.

“Applicable USD Swing Line Percentage” means, with respect to each USD Swing Line Lender, the percentage of the USD Swing Line Fronting Commitments of all the USD Swing Line Lenders represented by such Lender’s USD Swing Line Fronting Commitment, subject to adjustment as provided in Section 2.24, provided that, if the obligation of the USD Swing Line Lenders to make USD Swing Line Loans has terminated or expired, such Applicable USD Swing Line Percentage shall be determined based upon the percentage of the outstanding amount of all USD Swing Line Loans represented by such USD Swing Line Lender’s outstanding USD Swing Line Loans. As of the Closing Date, there are no Applicable USD Swing Line Percentages.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger, Barclays Bank PLC, in its capacity as joint lead arranger, BMO Capital Markets Corp., in its capacity as a joint lead arranger, The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as a joint lead arranger, Citigroup Global Markets Inc., in its capacity as a joint lead arranger, Wells Fargo Securities, LLC, in its capacity as a joint lead arranger, Bank of China, New York Branch, in its capacity as joint lead arranger, Credit Suisse Securities (USA) LLC, in its capacity as joint lead arranger and Lloyds Securities Inc., in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent in compliance with Section 9.04.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%, and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Borrowing” means a Committed Borrowing that bears interest based on the Base Rate. All Base Rate Committed Borrowings shall be denominated in Dollars.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained, contributed to or established by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Sections 412, 430, 431, 432 and 436 of the Code or Title IV of ERISA, any ERISA Affiliate.

“BM&F” means BM&FBOVESPA S.A. — BOLSA DE VALORES, MERCADORIAS E FUTUROS, a Brazilian sociedade por ações.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CME Group Inc., a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a USD Committed Borrowing, a USD Swing Line Borrowing, an MC Committed Borrowing or an MC Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York or any other state in the United States where the Administrative Agent’s Office, the Fronting Bank and the Several L/C Agent, as applicable, with respect to obligations hereunder denominated in Dollars is located and:

(i) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or as to any Base Rate Loan or Swing Line Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(ii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(iii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(iv) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of, as applicable, one or more of the Fronting Bank, the Several L/C Agent, the Administrative Agent or applicable Swing Line Lender and the Lenders, as collateral for obligations in respect of Swing Line Loans or Letters of Credit, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable Fronting Bank, Several L/C Agent, Administrative Agent or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Fronting Bank, Several L/C Agent or Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose election was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated or elected.

“Change in Law” means (a) any change arising from the enactment or enforcement of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or (y) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III , (b) without limitation of clause (a) above, (i) the adoption of any law, rule, regulation or treaty after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender (or, for purposes of Section 2.16(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Clearinghouse Facility” means (i) that certain Credit Agreement dated as of November 6, 2014 (the “Initial Clearinghouse Agreement”) among Chicago Mercantile Exchange Inc. (“Chicago Mercantile Exchange”), each of the banks and other financial institutions from time to time party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank AG New York Branch, as Collateral Agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced, in whole or in part (with the same or other lenders) and pursuant to one or more agreements or otherwise modified from time to time, and (ii) any similar credit facility entered into by any other Subsidiary of the Borrower carrying on substantially the same business (or any reasonable extension thereof) in any location, as the business conducted by Chicago Mercantile Exchange on the Closing Date, in each case of clauses (i) and (ii) so long as in the event of any such amendment, restatement, supplement, increase, extension, renewal, replacement, refinancing, modification, or similar credit facility, the proceeds thereof are to be used for purposes of the same general type (including without limitation any reasonable extension or expansion thereof) as in the Initial Clearinghouse Agreement.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Borrowing” means a USD Committed Borrowing or an MC Committed Borrowing, as the context may require.

“Committed Borrowing Request” means a request by the Borrower for a USD Committed Borrowing or an MC Committed Borrowing in accordance with Sections 2.01, 2.02 or 2.04 as applicable.

“Committed Loan” means a USD Committed Loan or an MC Committed Loan, as the context may require.

“Consolidated Net Worth” means at any date, all amounts that would, in conformity with GAAP as in effect on the Closing Date, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under shareholders’ equity at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and/or (b) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article VII whether or not any requirement for the giving of notice, lapse of time or both has been satisfied.

“Default Rate” has the meaning set forth in Section 2.14(d).

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing and shall not have been waived pursuant to Section 9.02) has not been satisfied, or (ii) pay to the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Swing Line Lenders or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Fronting Bank, the Several L/C Agent or a Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement and has not been waived pursuant to Section 9.02) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Fronting Bank, the Several L/C Agent, the Swing Line Lenders and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Drawing Request” has the meaning set forth in Section 2.09(c)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(v) through (viii) (subject to such consents, if any as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(e) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the single lawful currency of the Participating Member States.

“Eurocurrency Rate” means:

(a) With respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if such rate is not available, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) with respect to a Credit Extension denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent as published on the applicable Bloomberg screen page (or, if such Bloomberg screen page is not available, such other commercially reasonable, generally recognized financial information service providing quotations of LIBOR, as designated by the Administrative Agent from time to time) in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and that is consistent with the manner in which the Administrative Agent is applying such rate to similarly situated borrowers; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Committed Borrowing” means a Committed Borrowing that bears interest based on the Eurocurrency Rate. Eurocurrency Rate Committed Borrowings may be denominated in Dollars or in an Alternative Currency.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (for purposes of this definition, a “Lender”), (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise subject to such taxation (other than a jurisdiction in which such Person would not have been subject to such tax but for and solely as a result of its execution and delivery of this Agreement or its exercise of its rights or performance of its obligations hereunder) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (other than with respect to an assignee pursuant to a request by the Borrower under Section 2.20(b)) (i) except to the extent that it would not have been imposed but for and solely as a result of a change in law occurring after the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office) or acquires its interest herein, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a) or (ii) attributable to such Foreign Lender’s failure to comply with Section 2.18(e) or (f), (d) backup withholding taxes imposed under section 3406 of the Code and (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Agreements” means (i) that certain Credit Agreement dated as of January 11, 2011 among the Borrower, Bank of America, N.A., as administrative agent and the lenders party thereto from time to time, as amended by that certain Amendment No. 1 to Credit Agreement dated as of November 30, 2012 and that certain Amendment No. 2 to Credit Agreement dated as of November 8, 2013 and (ii) that certain Credit Agreement dated as of November 30, 2012 among the Borrower, Bank of America, N.A., as administrative agent, fronting bank and several l/c agent, and the lenders party thereto from time to time .

“Facility” means the MC Credit Facility or the USD Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, individually or collectively as the context may require, (i) that certain letter agreement dated as of February 6, 2015 among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent Fee Letter”), (ii) that certain letter agreement dated as of February 6, 2015 among the Borrower, Barclays Bank PLC, (iii) that certain letter agreement dated as of February 6, 2015 among the Borrower and BMO Capital Markets Corp., (iv) that certain letter agreement dated as of February 6, 2015 among the Borrower and The Bank of Tokyo-Mitsubishi UFJ, Ltd., (v) that certain letter agreement dated as of February 9, 2015 among the Borrower and Citigroup Global Markets Inc., (vi) that certain letter agreement dated as of February 6, 2015 among the Borrower and Wells Fargo Securities, LLC, (vii) that certain letter agreement dated as of January 30, 2015 among the Borrower and Bank of China, New York Branch, (viii) that certain letter agreement dated as of February 6, 2015 among the Borrower and Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch and (iv) that certain letter agreement dated as of February 6, 2015 among the Borrower and Lloyds Securities Inc.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronted Letter of Credit” means a Letter of Credit issued by the Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.09 which shall be substantially the form as may be agreed by the Borrower and the Fronting Bank.

“Fronting Bank” means Bank of America or any successor fronting bank, or any other Lender selected by the Borrower and consented to by such Lender and the Administrative Agent, each in its sole discretion. References to the Fronting Bank shall be deemed to refer to the Fronting Bank in respect of the applicable Letter of Credit or to all Fronting Banks, as the context may require.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to a Swing Line Lender or the Fronting Bank, such Defaulting Lender’s (x) Applicable Percentage of Swing Line Loans of such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof or (y) Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, as the case may be.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time, subject to the provisions of Section 1.04; provided that for purposes of this Agreement, the determination of whether a lease is a Capital Lease or an operating lease shall be determined in accordance with GAAP as in effect on the Closing Date.

“GFX” means GFX Corporation and any other Subsidiary of the Borrower carrying on substantially the same business (or any reasonable extension thereof), in any location, as the business conducted by GFX on the Closing Date.

“GFX Guaranty” means certain Guarantees by the Borrower or any Subsidiaries issued to counterparties of GFX in respect of over-the-counter foreign exchange transactions entered into by GFX, or certain Guarantees by the Borrower or any Subsidiary issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of, or issued letters of credit for the account of, GFX, in respect of such transactions.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.09(c)(i).

“Increase Effective Date” has the meaning set forth in Section 2.22(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (other than a daylight overdraft incurred by such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.03(b).

“Information” shall have the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, (b) with respect to any Swing Line Loan, the last Business Day of each March, June, September and December and (c) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Committed Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Rate Committed Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period pertaining to a Eurocurrency Rate Committed Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (z) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and the Borrower (or, if applicable, any Subsidiary as an applicant for such Letter of Credit) or in favor of the Applicable Issuing Party and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, in connection with any Letter of Credit, the amount funded by such Lender in accordance with Section 2.09(c)(iv).

“L/C Credit Extension” means, without duplication with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank who has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each MC Lender.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For the purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation in all outstanding Several Letters of Credit, (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Advances. The L/C Obligation of the Borrower shall be the aggregate amount available to be drawn under all outstanding Letters of Credit issued for the account of the Borrower and its subsidiaries plus the aggregate of all Unreimbursed Amounts owed by the Borrower.

“Lenders” means the Persons listed on Schedule 2.01 and Schedule 2.02 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and includes, as the context may require, each Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder for the account of the Borrower or any of its Subsidiaries, in each case for regulatory or general corporate purposes. All Letters of Credit shall be denominated in Dollars.

“Letter of Credit Application” means each request for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means the date which is one year after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.09(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the Aggregate MC Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate MC Commitments.

“Letter of Credit Termination Date” means a date on which any Letter of Credit expires by its terms.

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro and Sterling; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each promissory note executed in connection herewith, each Issuer Document (to the extent such Issuer Document is not inconsistent with the terms of this Agreement as reasonably determined by the Administrative Agent), any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.23.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement in the form of a Committed Loan or a Swing Line Loan, as the context may require.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations T, U and X of the Board as amended and in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material effect on, the business or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders taken as a whole under this Agreement and any promissory note furnished to a Lender pursuant to Section 2.11(g), or of the ability of the Borrower to perform its material obligations taken as a whole under such documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of its Swap Agreements at any time shall be the net aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreements were terminated at such time.

“Maturity Date” means March 19, 2020.

“MC Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date, (b) the date of termination of the Aggregate MC Commitments pursuant to Section 2.10, and (c) the date of termination of the MC Commitment of each MC Lender to make MC Committed Loans, the obligation of each MC Swing Line Lender to make MC Swing Line Loans and of the option of the Fronting Bank, in its sole discretion, and the obligation of the Lenders, to make L/C Credit Extensions pursuant to Article VII.

“MC Commitment” means, with respect to each Lender, the commitment of such Lender to make MC Committed Loans and such Lender’s obligation to purchase participations in MC Swing Line Loans and to issue and participate in the issuance, extension and renewal of Letters of Credit for the account of the Borrower, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its MC Commitment, as applicable, as such amount may be (a) reduced or increased from time to time pursuant to Section 2.10; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; and (c) increased from time to time pursuant to Section 2.22.

“MC Committed Borrowing” means MC Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“MC Committed Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by an MC Lender pursuant to Section 2.02. MC Committed Loans may be denominated in Dollars or Alternative Currencies.

“MC Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent amount of the sum of (a) the outstanding principal amount of such Lender’s MC Committed Loans, plus (b) such Lender’s obligation to purchase participations in MC Swing Line Loans plus (c) the amount of L/C Obligations of such MC Lender on such date, in each case after giving effect to any Credit Extensions and/or prepayments or repayments of Credit Extensions on such date.

“MC Credit Facility” means the facility described in Sections 2.02 and 2.04 providing for MC Committed Loans to or for the benefit of the Borrower by the MC Lenders in the maximum aggregate amount of the Aggregate MC Commitments, the facility described in Section 2.07 providing for MC Swing Line Loans to or for the benefit of the Borrower by the MC Swing Line Lenders in the maximum aggregate amount of the MC Swing Line Sublimit, and the facility described in Section 2.09 providing for the issuance, extension and renewal of Letters of Credit to or for the benefit of the Borrower by the Fronting Bank or the Several L/C Agent and Lenders in the maximum aggregate amount of the Letter of Credit Sublimit, in each case as adjusted from time to time pursuant to the terms of this Agreement.

“MC Lender” means each Lender that has an MC Commitment or, following termination of the MC Commitments, has MC Credit Exposure, and includes each MC Swing Line Lender.

“MC Loans” means MC Committed Loans and MC Swing Line Loans.

“MC Swing Line Borrowing” means a borrowing of an MC Swing Line Loan pursuant to Section 2.07.

“MC Swing Line Fronting Commitment” means, with respect to each MC Swing Line Lender, the amount set forth in Schedule 1.01; provided that, (x) in no event shall the MC Swing Line Fronting Commitments of all the MC Swing Line Lenders exceed the MC Swing Line Sublimit and (y) except to the extent agreed to by any MC Swing Line Lender as permitted by Section 2.07(a), in no event shall the MC Swing Line Fronting Commitment of any MC Swing Line Lender exceed the MC Commitment of such Lender.

“MC Swing Line Lender” means each of the Lenders set forth on Schedule 1.01(a), each in its capacity as provider of MC Swing Line Loans, any successor thereof or any assignee thereof in the event of any assignment of a Lender’s MC Swing Line Fronting Commitment in connection with an assignment of its MC Commitment to an Eligible Assignee in accordance with Section 9.04.

“MC Swing Line Loan” has the meaning specified in Section 2.07(a).

“MC Swing Line Loan Notice” means a notice of an MC Swing Line Borrowing pursuant to Section 2.07(b), which, if in writing, shall be substantially in the form of Exhibit D or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Borrower.

“MC Swing Line Prohibition” has the meaning set forth in Section 2.07(b)(iii).

“MC Swing Line Rate” means for any day a fluctuating rate per annum equal to the Federal Funds Rate in effect on such day plus 1/2 of 1% plus the Applicable Margin for Eurocurrency Rate Loans in effect on such day minus the percentage per annum in effect on such day applicable to commitment fees due to MC Lenders for such day in accordance with Section 2.13(b).

“MC Swing Line Sublimit” means an amount equal to the lesser of (a) $1,350,000,000 and (b) the Aggregate MC Commitments, as such amount may be adjusted from time to time pursuant to Section 2.10. The MC Swing Line Sublimit is part of, and not in addition to, the Aggregate MC Commitments.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a) (3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-MC Swing Line Lender” means those MC Lenders which are not MC Swing Line Lenders.

“Non-USD Swing Line Lender” means those USD Lenders which are not USD Swing Line Lenders.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding, however, such amounts imposed as a result of an assignment or other transfer (other than an assignment or other transfer that occurs as a result of the Borrower’s request pursuant to Section 2.20).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning specified in Section 9.04(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, levies or governmental charges of any Governmental Authority, in each case that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens, and landlords’ liens;

(c) Liens incurred or pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a Material Adverse Effect;

(g) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage;

(h) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(i) Liens of sellers of goods to the Borrower or a Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business;

(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (other than a Capital Lease or Synthetic Lease) entered into by the Borrower or a Subsidiary in the ordinary course of business;

(k) leases or subleases of personal property of the Borrower or a Subsidiary or licenses of patents, trademarks, copyrights or other intellectual property rights of the Borrower or any Subsidiary granted in the ordinary course of business and which could not reasonably be expected to have a Material Adverse Effect; and

(l) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is not prohibited by this Agreement);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Platform” has the meaning specified in Section 5.01.

“Public Lender” has the meaning specified in Section 5.01.

“Recipient” means the Administrative Agent, any Lender, the Several L/C Agent, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning set forth in Section 9.04.

“Regulated Subsidiary” means any Subsidiary (i) that is regulated as a designated clearing organization, designated contract market, swap execution facility, swap data repository, systemically important financial institution, recognized clearing house, recognized investment exchange, broker, dealer, underwriter, insurance company or any similar entity or (ii) whose dividends may be restricted, whose activities may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital or liquidity at the level required by applicable Governmental Authorities.

“Reimbursement Date” has the meaning set forth in Section 2.09(c)(i).

“Reimbursement Time” has the meaning set forth in Section 2.09(c)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees of such Person and such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Borrowing Request, (b) with respect to a Borrowing, conversion or continuation of MC Swing Line Loans, an MC Swing Line Loan Notice, (c) with respect to a Borrowing, conversion or continuation of USD Swing Line Loans, a USD Swing Line Loan Notice and (d) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having more than 50% of Aggregate Commitments, or if the Commitment of each Lender to make Loans, the obligations of the Swing Line Lenders to make Swing Line Loans and the option of the Fronting Bank, in its sole discretion, and obligation of the MC Lenders, to make L/C Credit Extensions have been terminated pursuant to Article VII, Lenders holding in aggregate more than 50% of the Aggregate Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans and L/C Obligations being deemed “held” by such Lender for purposes of this definition) shall constitute “Required Lenders”; provided, that the Commitment of, and the portion of the Aggregate Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders (except that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Fronting Bank, as the case may be, in making such determination).

“Required MC Lenders” means, at any time, MC Lenders having more than 50% of Aggregate MC Commitments at such time; provided that if the MC Commitment of each MC Lender to make MC Loans, the obligations of the MC Swing Line Lenders to make MC Swing Line Loans and the option of the Fronting Bank, in its sole discretion, and obligation of the MC Lenders, to make L/C Credit Extensions have been terminated pursuant to Article VII, MC Lenders holding in aggregate more than 50% of the Aggregate MC Credit Exposure (with the aggregate amount of each MC Lender’s risk participation and funded participation in MC Swing Line Loans and L/C Obligations being deemed “held” by such MC Lender for purposes of this definition) shall constitute “Required MC Lenders”; provided further that, the MC Commitment of, and the portion of the Aggregate MC Credit Exposure held or deemed held by, any MC Lender which is a Defaulting Lender shall be excluded for the purposes of making a determination of Required MC Lenders (except that the amount of any participation in any MC Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the MC Swing Line Lender or Fronting Bank, as the case may be, in making such determination).

“Required USD Lenders” means, at any time, USD Lenders having more than 50% of Aggregate USD Commitments at such time; provided that if the USD Commitment of each USD Lender to make USD Committed Loans and the obligations of the USD Swing Line Lenders to make USD Swing Line Loans have been terminated pursuant to Article VII, USD Lenders holding in aggregate more than 50% of the Aggregate USD Credit Exposure (with the aggregate amount of each USD Lender’s risk participation and funded participation in USD Swing Line Loans being deemed “held” by such USD Lender for purposes of this definition) shall constitute “Required USD Lenders”; provided further that, the USD Commitment of, and the portion of the Aggregate USD Credit Exposure held or deemed held by, any USD Lender which is a Defaulting Lender shall be excluded for the purposes of making a determination of Required USD Lenders (except that the amount of any participation in any USD Swing Line Loan that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the USD Swing Line Lender in making such determination).

“Revaluation Date” means, with respect to any MC Committed Loan, each of the following: (i) each date of an MC Committed Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.04, and (iii) such additional dates as the Administrative Agent in its reasonable discretion may, or at the direction of the Required MC Lenders or at the reasonable request of the Borrower, shall, determine from time to time.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Senior Officer” means the chief executive officer, president, any senior managing director, any corporate secretary, or any Financial Officer of the Borrower. Any document delivered hereunder that is signed by a Senior Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Senior Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Several L/C Agent” means Bank of America located at the Several L/C Agent’s Office, in its capacity as agent and attorney-in-fact for the Lenders in issuing and amending Several Letters of Credit, or any replacement Several L/C Agent.

“Several L/C Agent’s Office” means the Several L/C Agent’s address as set forth on Schedule 9.01, or such other address as the Several L/C Agent may from time to time notify to the Borrower and the Lenders.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders are severally liable to the beneficiary which shall be in the form as may be agreed by the Borrower and the Several L/C Agent and which shall include reference to the “Commitment share” of each Lender thereunder as set forth in Section 2.09(b).

“SGX Mutual Offset Agreement” means an agreement between Chicago Mercantile Exchange Inc. and Singapore Exchange Limited (“SGX”) which allows trades in certain fungible products (i.e. “Eurodollars”) executed at one exchange to be transferred to the other exchange for liquidation. The mutual offset arrangement is designed to allow futures traders to manage overnight risk.

“Significant Subsidiary” means any Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1-102(w) of Regulation S-X under the Securities Act of 1933, as amended and in effect from time to time.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. New York time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of voting stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Borrower, other than DME Holdings, Ltd., a Bermuda exempted company, and its subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future, credit attributes or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by, or salary deferred by, current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swing Line Lender” means, individually or collectively, as the context may require, each USD Swing Line Lender and each MC Swing Line Lender.

“Swing Line Loan” means, individually or collectively, as the context may require, each MC Swing Line Loan and each USD Swing Line Loan.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche Conversion” has the meaning set forth in Section 2.10(d).

“Transactions”, with respect to any date, means the execution, delivery and performance by the Borrower of this Agreement and the use of the proceeds thereof by the Borrower, the borrowing of Loans and the issuance, renewal and extension of Letters of Credit on and as of such date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate, or in the case of an MC Swing Line Loan, the MC Swing Line Rate, or in the case of a USD Swing Line Loan, the USD Swing Line Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.09(c)(ii).

“USD Availability Period” means the period from and including the Closing Date to, but excluding, the earlier of (a) the Maturity Date, (b) the date of termination of the Aggregate USD Commitments pursuant to Section 2.10, and (c) the date of termination of the USD Commitment of each USD Lender to make USD Committed Loans and the obligation of each USD Swing Line Lender to make USD Swing Line Loans pursuant to Article VII.

“USD Commitment” means, with respect to each Lender, the commitment of such Lender to make USD Committed Loans and such Lender’s obligation to purchase participations in USD Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its USD Commitment, as applicable, as such amount may be (a) reduced or increased from time to time pursuant to Section 2.10; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; and (c) increased from time to time pursuant to Section 2.22.

“USD Committed Borrowing” means USD Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“USD Committed Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by a USD Lender pursuant to Section 2.01. All USD Committed Loans shall be denominated in Dollars.

“USD Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s USD Committed Loans , plus (b) such Lender’s obligation to purchase participations in USD Swing Line Loans.

“USD Credit Facility” means the facility described in Sections 2.01 and 2.04 providing for USD Committed Loans to or for the benefit of the Borrower by the USD Lenders in the maximum aggregate amount of the Aggregate USD Commitments, and the facility described in Section 2.08 providing for USD Swing Line Loans to or for the benefit of the Borrower by the USD Swing Line Lenders in the maximum aggregate amount of the USD Swing Line Sublimit, in each case as adjusted from time to time pursuant to the terms of this Agreement.

“USD Lender” means each Lender that has a USD Commitment or, following termination of the USD Commitments, has USD Credit Exposure, and includes each USD Swing Line Lender.

“USD Loans” means USD Committed Loans and USD Swing Line Loans.

“USD Swing Line Borrowing” means a borrowing of a USD Swing Line Loan pursuant to Section 2.08.

“USD Swing Line Fronting Commitment” means, with respect to each USD Swing Line Lender, the amount determined for such Lender in accordance with Section 2.10(e); provided that, (x) in no event shall the USD Swing Line Fronting Commitments of all the USD Swing Line Lenders exceed the USD Swing Line Sublimit and (y) except to the extent agreed to by any USD Swing Line Lender as permitted by Section 2.08(a), in no event shall the USD Swing Line Fronting Commitment of any USD Swing Line Lender exceed the USD Commitment of such Lender. As of the Closing Date, there are no USD Swing Line Fronting Commitments.

“USD Swing Line Lender” means each of the Lenders determined to be a USD Swing Line Lender in accordance with Section 2.10(e), each in its capacity as provider of USD Swing Line Loans, any successor thereof or any assignee thereof in the event of any assignment of a Lender’s USD Swing Line Fronting Commitment in connection with an assignment of its USD Swing Commitment to an Eligible Assignee in accordance with Section 9.04. As of the Closing Date, there are no USD Swing Line Lenders.

“USD Swing Line Loan” has the meaning specified in Section 2.08(a).

“USD Swing Line Loan Notice” means a notice of a USD Swing Line Borrowing pursuant to Section 2.08(b), which, if in writing, shall be substantially in the form of Exhibit D or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Borrower.

“USD Swing Line Prohibition” has the meaning set forth in Section 2.08(b)(iii).

“USD Swing Line Rate” means for any day a fluctuating rate per annum equal to the Federal Funds Rate in effect on such day plus 1/2 of 1% plus the Applicable Margin for Eurocurrency Rate Loans in effect on such day minus the percentage per annum in effect on such day applicable to commitment fees due to USD Swing Lenders for such day in accordance with Section 2.13(b).

“USD Swing Line Sublimit” means an amount equal to the lesser of (a) the aggregate amount of USD Swing Line Fronting Commitments of all USD Swing Line Lenders determined in accordance with Section 2.10(e) and (b) the Aggregate USD Commitments. The USD Swing Line Sublimit is part of, and not in addition to, the Aggregate USD Commitments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred by Type.

1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of MC Committed Borrowings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes hereof shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an MC Committed Borrowing or conversion, continuation or prepayment thereof, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such MC Committed Borrowing or conversion, continuation or prepayment thereof is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Loans under the MC Credit Facility be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and each of the MC Lenders. Loans denominated in such other currencies shall only be available under the MC Credit Facility.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. New York time, ten Business Days prior to the date of the desired MC Committed Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request, the Administrative Agent shall promptly notify each MC Lender thereof. Each MC Lender shall notify the Administrative Agent, not later than 11:00 a.m. New York time, five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by an MC Lender to respond to such request within the time period specified in the last sentence of Section 1.06(b) shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the MC Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any MC Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption . If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any MC Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such MC Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit (other than in the case of calculations made under Section 2.09(h)) shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time

ARTICLE II
THE CREDITS

2.01 USD Commitments. Subject to the terms and conditions set forth herein, (a) each USD Lender agrees to make USD Committed Loans to the Borrower from time to time during the USD Availability Period in such USD Lender’s Applicable Percentage in such aggregate principal amount that will not result in (a) such Lender’s USD Credit Exposure exceeding such Lender’s USD Commitment or (b) the Aggregate USD Credit Exposures exceeding the Aggregate USD Commitments; provided that (x) after giving effect to any Credit Extension pursuant to this Section 2.01, no new USD Committed Loan for which the Borrower has delivered a Committed Borrowing Request pursuant to Section 2.04 shall be made at any time a USD Swing Line Loan is outstanding unless such USD Swing Line Loan is repaid concurrently with the making of such USD Committed Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow USD Committed Loans. All USD Committed Loans shall be denominated in Dollars.

2.02 MC Commitments. Subject to the terms and conditions set forth herein, (a) each MC Lender agrees to make MC Committed Loans to the Borrower from time to time during the MC Availability Period in such MC Lender’s Applicable Percentage of such aggregate amounts as the Borrower may from time to time request, (b) each MC Lender severally agrees to (1) issue and renew from time to time, on any Business Day, during the MC Availability Period in such MC Lender’s Applicable Percentage, Several Letters of Credit at the request of and for the account of the Borrower or its Subsidiaries (which such Several Letters of Credit will be executed by the Several L/C Agent as agent and attorney-in-fact for each such Lender (and if requested by the Borrower or the Several L/C Agent, as contemplated by Section 2.09(b), each MC Lender), and (2) to honor drawings under the Several Letters of Credit in an amount equal to its Applicable Percentage, and (c) if the Borrower so requests in any applicable Letter of Credit Application, the Fronting Bank may, in its sole and absolute discretion, agree to issue and renew Fronted Letters of Credit for the account of the Borrower or its Subsidiaries, from time to time, on any Business Day, during the MC Availability Period, and each MC Lender agrees to purchase risk participations in the obligations of the Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 2.09; provided that (x) after giving effect to any Credit Extension pursuant to this Section 2.02, (i) the Aggregate MC Credit Exposures shall not exceed the Aggregate MC Commitments, and (ii) such Lender’s MC Credit Exposure shall not exceed such Lender’s MC Commitment; and (y) no new MC Committed Loan for which the Borrower has delivered a Committed Borrowing Request pursuant to Section 2.04 shall be made at any time an MC Swing Line Loan is outstanding unless such MC Swing Line Loan is repaid concurrently with the making of such MC Committed Loan. Within the foregoing limits, and subject to the terms and conditions set forth herein, (x) the Borrower’s ability to obtain Letters of Credit shall be fully revolving and accordingly the Borrower may during the MC Availability Period obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and fully reimbursed and (y) the Borrower may borrow, prepay or reborrow MC Committed Loans. MC Committed Loans may be denominated in Dollars or Alternative Currencies.

2.03 Committed Loans and Borrowings. (a) Each USD Committed Loan shall be made as part of a USD Committed Borrowing consisting of USD Committed Loans made by the Lenders ratably in accordance with their respective USD Commitments. Each MC Committed Loan shall be made as part of an MC Committed Borrowing consisting of MC Committed Loans made by the Lenders ratably in accordance with their respective MC Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that each of the USD Commitments and the MC Commitments of the Lenders, are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Borrower shall use commercially reasonable efforts to the extent practicable (taking into account the minimum denominations required for Committed Borrowings and the Borrower’s need for Loans in Alternative Currencies) to allocate Committed Borrowings hereunder such that, after giving pro forma effect to each such Committed Borrowing, the percentage of unused USD Commitments relative to the Aggregate USD Commitments and unused MC Commitments relative to the Aggregate MC Commitments are approximately equal; provided that, the failure to maintain such approximately equal percentages shall not be a Default or Event of Default hereunder.

(b) Subject to Section 2.15, each Committed Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Borrower may request in accordance herewith; provided that, all MC Committed Borrowings denominated in Alternative Currencies shall be Eurocurrency Rate Loans. Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Committed Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Rate Committed Borrowing, such Committed Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Committed Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, (i) in the case of the USD Credit Facility, a Base Rate Committed Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate USD Commitments and (ii) in the case of the MC Credit Facility, a Base Rate Committed Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate MC Commitments. Committed Borrowings of more than one Type may be outstanding at the same time; provided that (i) there shall not at any time be more than a total of fifteen (15) Eurocurrency Rate Committed Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.04 Requests for Committed Borrowings. To request a Committed Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or a Committed Borrowing Request (a) in the case of a Eurocurrency Rate Committed Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Committed Borrowing, (b) in the case of a Eurocurrency Rate Committed Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing or (c) in the case of a Base Rate Committed Borrowing, not later than (i) 9:00 a.m., New York City time on the Closing Date for any Base Rate Committed Borrowing to be made on the Closing Date and (ii) 11:00 a.m., New York City time, on the date of the proposed Committed Borrowing for any Base Rate Committed Borrowing to be made after the Closing Date. Each such telephonic Committed Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Committed Borrowing Request in substantially the form of Exhibit C or otherwise in a form approved by the Administrative Agent and signed by a Financial Officer of the Borrower (or in any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent). Each such telephonic and written Committed Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Committed Borrowing;

(ii) the date of such Committed Borrowing, which shall be a Business Day;

(iii) whether such Committed Borrowing is requested under the USD Credit Facility or the MC Credit Facility;

(iv) whether such Committed Borrowing is to be a Base Rate Committed Borrowing or a Eurocurrency Rate Committed Borrowing;

(v) in the case of a Eurocurrency Rate Committed Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of the MC Credit Facility, the currency of the Committed Loans to be borrowed; and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Committed Borrowing is specified, then the requested Committed Borrowing shall be a Base Rate Committed Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Committed Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to specify a currency in a Committed Borrowing Request under the MC Credit Facility, then the Committed Loans so requested shall be made in Dollars. Promptly following receipt of a Committed Borrowing Request with respect to the USD Credit Facility in accordance with this Section 2.04, the Administrative Agent shall advise each USD Lender of the details thereof and of the amount of such USD Lender’s USD Committed Loan to be made as part of the requested Committed Borrowing. Promptly following receipt of a Committed Borrowing Request with respect to the MC Credit Facility in accordance with this Section 2.04, the Administrative Agent shall advise each MC Lender of the details thereof and of the amount of such MC Lender’s MC Committed Loan to be made as part of the requested Committed Borrowing.

2.05 Funding of Committed Borrowings.

(a) Each Lender shall make each Committed Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by (i) 11:00 a.m., New York City time, for any Committed Borrowing to be made on the Closing Date, (ii) 1:00 p.m., New York City time, for any Committed Borrowing to be made after the Closing Date denominated in Dollars, and (iii) not later than the Applicable Time specified by the Administrative Agent in the case of any MC Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request and at the Administrative Agent’s Office for the applicable currency. The Administrative Agent will make such Committed Loans available to the Borrower by 2:00 p.m., New York City time by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Committed Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurocurrency Rate Committed Borrowing (or, in the case of any Base Rate Committed Borrowing, prior to (i) 10:00 a.m., New York City time, for any Committed Borrowing to be made on the Closing Date, and (ii) 12:00 p.m., New York City time, on the date of such Committed Borrowing for any Committed Borrowing that is made after the Closing Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.06 Interest Elections.

(a) Each Committed Borrowing initially shall be of the Type specified in the applicable Committed Borrowing Request and, in the case of a Eurocurrency Rate Committed Borrowing, shall have an initial Interest Period as specified in such Committed Borrowing Request. Thereafter, the Borrower may elect to convert such Committed Borrowing to a different Type or to continue such Committed Borrowing and, in the case of a Eurocurrency Rate Committed Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. In the case of any such conversion or continuation, the Borrower may elect different options with respect to different portions of the affected Committed Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Committed Loans comprising such Committed Borrowing, and the Committed Loans comprising each such portion shall be considered a separate Committed Borrowing; provided that, (i) no MC Committed Loan may be converted into or continued as an MC Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such MC Committed Loan and reborrowed in the other currency and (ii) USD Committed Loans may only be made in Dollars.

(b) To make an election pursuant to this Section 2.06 in the case of either Facility, the Borrower shall notify the Administrative Agent of such election by telephone or a Committed Borrowing Request by the time that a Committed Borrowing Request for Committed Loans would be required under Section 2.04 if the Borrower were requesting a Committed Borrowing of Committed Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit C hereto or otherwise in a form approved by the Administrative Agent and signed by a Financial Officer of the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Committed Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Committed Borrowing (in which case the information to be specified pursuant to clauses (iii) and (v) below shall be specified for each resulting Committed Borrowing); provided that, (i) no MC Committed Loan may be converted into or continued as an MC Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such MC Committed Loan and reborrowed in the other currency and (ii) USD Committed Loans may only be made in Dollars;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Committed Borrowing is to be a Base Rate Committed Borrowing or a Eurocurrency Rate Committed Borrowing;

(iv) in the case of the MC Credit Facility, the currency of the applicable Committed Borrowings; and

(v) if the resulting Committed Borrowing is a Eurocurrency Rate Committed Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Rate Committed Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to specify a currency in a Committed Borrowing Request under the MC Credit Facility, then the Committed Borrowing so requested shall be made in Dollars.

(d) Promptly following receipt of an Interest Election Request with respect to the USD Credit Facility, the Administrative Agent shall advise each USD Lender of the details thereof and of such Lender’s portion of each resulting Committed Borrowing. Promptly following receipt of an Interest Election Request with respect to the MC Credit Facility, the Administrative Agent shall advise each MC Lender of the details thereof and of such Lender’s portion of each resulting Committed Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Committed Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Committed Borrowing; provided, however, that in the case of a failure to timely request a continuation of MC Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Committed Borrowing may be converted to or continued as a Eurocurrency Rate Committed Borrowing and (ii) unless repaid, each Eurocurrency Rate Committed Borrowing shall be converted to a Base Rate Committed Borrowing at the end of the Interest Period applicable thereto; provided that, in the case of any MC Committed Loans denominated in an Alternative Currency, the Required MC Lenders may demand that any or all of such outstanding Eurocurrency Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.07 MC Swing Line Loans.

(a) The MC Swing Line. Subject to the terms and conditions set forth herein, each MC Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.07, shall make loans in Dollars (each such loan, a “MC Swing Line Loan”) to the Borrower from time to time on any Business Day during the MC Availability Period in an aggregate amount not to exceed at any time outstanding such MC Swing Line Lender’s MC Swing Line Fronting Commitment (and may, in its sole and absolute discretion, make MC Swing Line Loans in an amount greater than (i) such MC Swing Line Fronting Commitment and (ii) when aggregated with the Applicable Percentage of the MC Credit Exposure of such MC Swing Line Lender, the amount of such Lender’s MC Commitment; provided that, (x) after giving effect to any MC Swing Line Loan, (A) the Aggregate MC Credit Exposures shall not exceed the Aggregate MC Commitments, and (B) the aggregate outstanding amount of all MC Swing Line Loans shall not exceed the MC Swing Line Sublimit, and (y) no MC Swing Line Lender shall be under any obligation to make any MC Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure (after giving effect to Sections 2.24(a)(iv), 2.23(b), and the option of any other MC Swing Line Lender to make MC Swing Line Loans in an amount greater than such MC Swing Line Lender’s MC Swing Line Fronting Commitment); and provided, further, that the Borrower shall not use the proceeds of any MC Swing Line Loan to refinance any outstanding MC Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07, prepay under Section 2.10, and reborrow under this Section 2.07. Each MC Swing Line Loan shall be denominated in Dollars. Immediately upon the making of an MC Swing Line Loan, each Non-MC Swing Line MC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the MC Swing Line Lenders making such MC Swing Line Loan on a pro rata basis a risk participation in such MC Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage with respect to the MC Credit Facility times the amount of such MC Swing Line Loan.

(b) Borrowing Procedures.

(i) Each MC Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or by an MC Swing Line Loan Notice. Each such notice must be received by the Administrative Agent not later than 4:45 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written MC Swing Line Loan Notice, appropriately completed and signed by a Financial Officer of the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Immediately as commercially practicable following receipt of an MC Swing Line Loan Notice in accordance with this Section 2.07, the Administrative Agent shall advise each MC Swing Line Lender of the details thereof and of the amount of such MC Swing Line Lender’s MC Swing Line Loan to be made as part of the requested MC Swing Line Loan Notice. Each MC Swing Line Loan shall be made on a pro rata basis by all of the MC Swing Line Lenders in accordance with their respective Applicable MC Swing Line Percentages; provided that the MC Swing Line Fronting Commitment of the MC Swing Line Lenders, are several and no MC Swing Line Lender shall be responsible for any other MC Swing Line Lender’s failure to make MC Swing Line Loans as required; provided further that any MC Swing Line Lender may, in its sole discretion, fund more than its pro rata share subject to Section 2.07(a) if requested by the Borrower or if any other MC Swing Line Lender fails to make MC Swing Line Loans as required as set forth above.

(iii) Subject to the terms and conditions hereof, each MC Swing Line Lender will, not later than 5:30 p.m. (New York City time) on the borrowing date specified in such MC Swing Line Loan Notice, make the amount of its Applicable MC Swing Line Percentage of such MC Swing Line Loan available to the Administrative Agent’s Office in Same Day Funds; provided that, such MC Swing Line Lender shall not be required to make such amount available in the event such MC Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender), which (if applicable) the Administrative Agent shall provide prior to 5:15 p.m. (New York City time) on the date of the proposed MC Swing Line Borrowing, (A) directing such MC Swing Line Lender not to make such MC Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.07(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied or waived in accordance with the terms hereof (any such event described in clause (A) or (B) above, an “MC Swing Line Prohibition”).

(iv) The Administrative Agent will make amounts it receives from MC Swing Line Lenders pursuant to the terms of this Section 2.07 (other than in the case of an MC Swing Line Prohibition) available to the Borrower by 5:30 p.m., New York City time by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable MC Swing Line Loan Notice.

(c) Refinancing of MC Swing Line Loans.

(i) With respect to any MC Swing Line Loan held by an MC Swing Line Lender, such MC Swing Line Lender at any time in its sole discretion may request (which request shall have the same force and effect as if made by the Borrower) that each Non-MC Swing Line Lender make an MC Committed Loan bearing interest at the Base Rate in an amount equal to such MC Lender’s Applicable Percentage of the amount of such MC Swing Line Loan then outstanding. Such request shall be made in writing (which request shall have the same force and effect as if made by the Borrower) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate MC Commitments and there existing no Default or Event of Default at the time such MC Swing Line Loan is deemed an MC Committed Loan. The applicable MC Swing Line Lender shall furnish the Borrower with a copy of the applicable request promptly after delivering such request to the Administrative Agent. Each such Non-MC Swing Line Lender shall make an amount equal to its Applicable Percentage (with respect to the MC Credit Facility) of the amount specified in such request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable MC Swing Line Loan) for the account of the applicable MC Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such request, whereupon, subject to Section 2.07(c)(ii), each MC Lender that so makes funds available shall be deemed to have made an MC Committed Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable MC Swing Line Lender.

(ii) If for any reason any MC Swing Line Loan cannot be refinanced by such an MC Committed Borrowing in accordance with Section 2.07(c)(i), the request for Base Rate MC Committed Loans submitted by the MC Swing Line Lender as set forth herein shall be deemed to be a request by the MC Swing Line Lender that each of the Non-MC Swing Line Lenders fund its risk participation in the relevant MC Swing Line Loan and each Non-MC Swing Line Lender’s payment to the Administrative Agent for the account of the applicable MC Swing Line Lender pursuant to Section 2.07(c)(i) shall be deemed payment in respect of such risk participation.

(iii) If any Non-MC Swing Line Lender fails to make available to the Administrative Agent for the account of the applicable MC Swing Line Lender any amount required to be paid by such Non-MC Swing Line Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(i), such MC Swing Line Lender shall be entitled to recover from such Non-MC Swing Line Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable MC Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such MC Swing Line Lender in connection with the foregoing. If such Non-MC Swing Line Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Non-MC Swing Line Lender’s MC Committed Loan included in the relevant MC Committed Borrowing or funded participation in the relevant MC Swing Line Loan, as the case may be. A certificate of the applicable MC Swing Line Lender submitted to any Non-MC Swing Line Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Non-MC Swing Line Lender’s obligation to make MC Committed Loans or to purchase and fund risk participations in MC Swing Line Loans pursuant to this Section 2.07(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any MC Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Non-MC Swing Line Lender’s obligation to make MC Committed Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay MC Swing Line Loans, together with interest as provided herein.

(d)

Repayment of Participations.

(i) At any time after any Non-MC Swing Line Lender has purchased and funded a risk participation in an MC Swing Line Loan, if the MC Swing Line Lender who made such MC Swing Line Loan receives any payment on account of such MC Swing Line Loan, such MC Swing Line Lender will distribute to the Administrative Agent (for distribution to such Non-MC Swing Line Lender) such Non-MC Swing Line Lender’s Applicable Percentage thereof in the same funds as those received by such MC Swing Line Lender.

(ii) If any payment received by any MC Swing Line Lender in respect of principal or interest on any MC Swing Line Loan is required to be returned by such MC Swing Line Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by such MC Swing Line Lender in its discretion), each Non-MC Swing Line Lender shall pay to the MC Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of any MC Swing Line Lender. The obligations of each Non-MC Swing Line Lender under this clause shall survive the payment in full of the obligations of the Borrower hereunder and the termination of this Agreement.

(e) Interest for Account of MC Swing Line Lender. The Administrative Agent shall be responsible for invoicing the Borrower for interest on MC Swing Line Loans. Until each Non-MC Swing Line Lender funds its MC Committed Loan or risk participation pursuant to this Section 2.07 to refinance such Lender’s Applicable Percentage of any MC Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the respective MC Swing Line Lender.

(f) Payments. The Borrower shall make all payments of principal and interest in respect of the MC Swing Line Loans directly to the Administrative Agent for pro rata distribution to the applicable MC Swing Line Lenders in accordance with the amounts owing to them (and in accordance with Section 2.07(b) and subject to Section 2.07(c)).

2.08 USD Swing Line Loans.

(a) The USD Swing Line. Subject to the terms and conditions set forth herein, each USD Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.08, shall make loans in Dollars (each such loan, a “USD Swing Line Loan”) to the Borrower from time to time on any Business Day during the USD Availability Period in an aggregate amount not to exceed at any time outstanding such USD Swing Line Lender’s USD Swing Line Fronting Commitment (and may, in its sole and absolute discretion, make USD Swing Line Loans in an amount greater than (i) such USD Swing Line Fronting Commitment and (ii) when aggregated with the Applicable Percentage of the USD Credit Exposure of such USD Swing Line Lender, the amount of such Lender’s USD Commitment; provided that, (x) after giving effect to any USD Swing Line Loan, (A) the Aggregate USD Credit Exposures shall not exceed the Aggregate USD Commitments, and (B) the aggregate outstanding amount of all USD Swing Line Loans shall not exceed the USD Swing Line Sublimit, and (y) no USD Swing Line Lender shall be under any obligation to make any USD Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure (after giving effect to Sections 2.24(a)(iv), 2.23 (b), and the option of any other USD Swing Line Lender to make USD Swing Line Loans in an amount greater than such USD Swing Line Lender’s USD Swing Line Fronting Commitment); and provided, further, that the Borrower shall not use the proceeds of any USD Swing Line Loan to refinance any outstanding USD Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.08, prepay under Section 2.10, and reborrow under this Section 2.08. Each USD Swing Line Loan shall be denominated in Dollars. Immediately upon the making of a USD Swing Line Loan, each Non-USD Swing Line Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the USD Swing Line Lenders making such USD Swing Line Loan on a pro rata basis a risk participation in such USD Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage with respect to the USD Credit Facility times the amount of such USD Swing Line Loan.

(b) Borrowing Procedures.

(i) Each USD Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or by a USD Swing Line Loan Notice. Each such notice must be received by the Administrative Agent not later than 4:45 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written USD Swing Line Loan Notice, appropriately completed and signed by a Financial Officer of the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Immediately as commercially practicable following receipt of a USD Swing Line Loan Notice in accordance with this Section 2.08, the Administrative Agent shall advise each USD Swing Line Lender of the details thereof and of the amount of such USD Swing Line Lender’s USD Swing Line Loan to be made as part of the requested USD Swing Line Loan Notice. Each USD Swing Line Loan shall be made on a pro rata basis by all of the USD Swing Line Lenders in accordance with their respective Applicable USD Swing Line Percentages; provided that the USD Swing Line Fronting Commitment of the USD Swing Line Lenders, are several and no USD Swing Line Lender shall be responsible for any other USD Swing Line Lender’s failure to make USD Swing Line Loans as required; provided further that any USD Swing Line Lender may, in its sole discretion, fund more than its pro rata share subject to Section 2.08(a) if requested by the Borrower or if any other USD Swing Line Lender fails to make USD Swing Line Loans as required as set forth above.

(iii) Subject to the terms and conditions hereof, each USD Swing Line Lender will, not later than 5:30 p.m. (New York City time) on the borrowing date specified in such USD Swing Line Loan Notice, make the amount of its Applicable USD Swing Line Percentage of such USD Swing Line Loan available to the Administrative Agent’s Office in Same Day Funds; provided that, such USD Swing Line Lender shall not be required to make such amount available in the event such USD Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender), which (if applicable) the Administrative Agent shall provide prior to 5:15 p.m. (New York City time) on the date of the proposed USD Swing Line Borrowing, (A) directing such USD Swing Line Lender not to make such USD Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.08(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied or waived in accordance with the terms hereof (any such event described in clause (A) or (B) above, a “USD Swing Line Prohibition”).

(iv) The Administrative Agent will make amounts it receives from USD Swing Line Lenders pursuant to the terms of this Section 2.08 (other than in the case of a USD Swing Line Prohibition) available to the Borrower by 5:30 p.m., New York City time by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable USD Swing Line Loan Notice.

(c) Refinancing of USD Swing Line Loans.

(i) With respect to any USD Swing Line Loan held by a USD Swing Line Lender, such USD Swing Line Lender at any time in its sole discretion may request (which request shall have the same force and effect as if made by the Borrower) that each Non-USD Swing Line Lender make a USD Committed Loan bearing interest at the Base Rate in an amount equal to such USD Lender’s Applicable Percentage of the amount of such USD Swing Line Loan then outstanding. Such request shall be made in writing (which request shall have the same force and effect as if made by the Borrower) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate USD Commitments and there existing no Default or Event of Default at the time such USD Swing Line Loan is deemed an USD Committed Loan. The applicable USD Swing Line Lender shall furnish the Borrower with a copy of the applicable request promptly after delivering such request to the Administrative Agent. Each such Non-USD Swing Line Lender shall make an amount equal to its Applicable Percentage (with respect to the USD Credit Facility) of the amount specified in such request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable USD Swing Line Loan) for the account of the applicable USD Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such request, whereupon, subject to Section 2.08(c)(ii), each USD Lender that so makes funds available shall be deemed to have made an USD Committed Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable USD Swing Line Lender.

(ii) If for any reason any USD Swing Line Loan cannot be refinanced by such an USD Committed Borrowing in accordance with Section 2.08(c)(i), the request for Base Rate USD Committed Loans submitted by the USD Swing Line Lender as set forth herein shall be deemed to be a request by the USD Swing Line Lender that each of the Non-USD Swing Line Lenders fund its risk participation in the relevant USD Swing Line Loan and each Non-USD Swing Line Lender’s payment to the Administrative Agent for the account of the applicable USD Swing Line Lender pursuant to Section 2.08(c)(i) shall be deemed payment in respect of such risk participation.

(iii) If any Non-USD Swing Line Lender fails to make available to the Administrative Agent for the account of the applicable USD Swing Line Lender any amount required to be paid by such Non-USD Swing Line Lender pursuant to the foregoing provisions of this Section 2.08(c) by the time specified in Section 2.08(c)(i), such USD Swing Line Lender shall be entitled to recover from such Non-USD Swing Line Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable USD Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such USD Swing Line Lender in connection with the foregoing. If such Non-USD Swing Line Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Non-USD Swing Line Lender’s USD Committed Loan included in the relevant USD Committed Borrowing or funded participation in the relevant USD Swing Line Loan, as the case may be. A certificate of the applicable USD Swing Line Lender submitted to any Non-USD Swing Line Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Non-USD Swing Line Lender’s obligation to make USD Committed Loans or to purchase and fund risk participations in USD Swing Line Loans pursuant to this Section 2.08(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any USD Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Non-USD Swing Line Lender’s obligation to make USD Committed Loans pursuant to this Section 2.08(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay USD Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Non-USD Swing Line Lender has purchased and funded a risk participation in a USD Swing Line Loan, if the USD Swing Line Lender who made such USD Swing Line Loan receives any payment on account of such USD Swing Line Loan, such USD Swing Line Lender will distribute to the Administrative Agent (for distribution to such Non-USD Swing Line Lender) such Non-USD Swing Line Lender’s Applicable Percentage thereof in the same funds as those received by such USD Swing Line Lender.

(ii) If any payment received by any USD Swing Line Lender in respect of principal or interest on any USD Swing Line Loan is required to be returned by such USD Swing Line Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by such USD Swing Line Lender in its discretion), each Non-USD Swing Line Lender shall pay to the USD Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of any USD Swing Line Lender. The obligations of each Non-USD Swing Line Lender under this clause shall survive the payment in full of the obligations of the Borrower hereunder and the termination of this Agreement.

(e) Interest for Account of USD Swing Line Lender. The Administrative Agent shall be responsible for invoicing the Borrower for interest on USD Swing Line Loans. Until each Non-USD Swing Line Lender funds its USD Committed Loan or risk participation pursuant to this Section 2.08 to refinance such Lender’s Applicable Percentage of any USD Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the respective USD Swing Line Lender.

(f) Payments. The Borrower shall make all payments of principal and interest in respect of the USD Swing Line Loans directly to the Administrative Agent for pro rata distribution to the applicable USD Swing Line Lenders in accordance with the amounts owing to them (and in accordance with Section 2.08(b) and subject to Section 2.08(c)).

2.09 Letters of Credit.

(a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Subject to Section 2.02, (x) each Fronted Letter of Credit may (in the sole and absolute discretion of the Fronting Bank) be issued or amended, as the case may be, upon the request of the Borrower delivered to the Fronting Bank, and (y) each Several Letter of Credit shall be issued or amended, as the case may be, by the MC Lenders (which such Several Letter of Credit will be executed by the Several L/C Agent as agent and attorney-in-fact for each MC Lender (and if requested by the Borrower or the Several L/C Agent, as contemplated by Section 2.09(b), each MC Lender) upon the request of the Borrower delivered to the Several L/C Agent (with a copy in each case to the Administrative Agent), in each case in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Applicable Issuing Party, by personal delivery or by any other means acceptable to the Applicable Issuing Party. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. New York time at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof which shall be the earlier of the date which is twelve months from the date of issuance or the Letter of Credit Expiration Date (subject to Section 2.09(b)(v) below); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit; (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; (I) the name of the account party, and (J) such other matters as the Applicable Issuing Party may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the Borrower shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may reasonably require. In the event that the Borrower requests that a Letter of Credit be issued for the account of any of Subsidiary, the Borrower shall be liable for all Obligations under such Letter of Credit, as if it had been issued for the account of the Borrower itself.

(ii) Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any MC Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable Issuing Party shall (or, in the case of any Fronted Letter of Credit, the Fronting Bank may, in its sole and absolute discretion), on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party’s usual and customary business practices; provided that, no Letter of Credit shall be issued or extended if such issuance or extension would increase the aggregate face amount of issued and outstanding Letters of Credit hereunder at any time an MC Swing Line Loan is outstanding unless such MC Swing Line Loan is repaid concurrently therewith. The Applicable Issuing Party will promptly notify the Administrative Agent of any L/C Credit Extension, and any decrease in the stated amount of or termination of a Letter of Credit prior to its stated expiry date. Immediately upon the issuance of each Fronted Letter of Credit, each MC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the Fronting Bank a risk participation in such Fronted Letter of Credit in an amount equal to the product of such MC Lender’s Applicable Percentage times the amount of such Fronted Letter of Credit.

(b) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each MC Lender provided that, upon request of the Borrower or the Several L/C Agent, such Several Letter of Credit or amendment will also be executed by each MC Lender. The Several L/C Agent shall use the Applicable Percentage of each MC Lender as its “Commitment share” under each Several Letter of Credit. The Several L/C Agent shall not amend any Several Letter of Credit to change the “Commitment shares” of an L/C Issuer or add or delete an L/C Issuer liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 9.04, or any other addition or replacement of an MC Lender in accordance with the terms of this Agreement or removal of an MC Lender in accordance with Section 2.24 or a change in status of an MC Lender as a Defaulting Lender. Each MC Lender hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such MC Lender with full power of substitution and revocation in its own name or in the name of the Several L/C Agent for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit.

(i) No L/C Issuer shall issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance unless all the MC Lenders have approved such expiry date, subject to Section 2.09(b)(v); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(ii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request in writing that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (it being understood that if the L/C Issuer determines not to issue a Letter of Credit, as a result of events or circumstances giving rise to unreimbursed losses, costs or expenses, the L/C Issuer shall promptly notify the borrower and the Administrative Agent of the same and borrower may elect to reimburse such L/C Issuer for such loss, cost or expense pursuant to Section 2.15, and upon the reimbursement of such loss, cost or expense, the L/C Issuer shall issue such Letter of Credit on the terms and subject to other conditions set forth herein), provided that, with regard to a Several Letter of Credit, if an MC Lender cannot issue such Several Letter of Credit due to this clause (A), then such MC Lender shall (solely for purposes of reallocations provided under Section 2.24(a)(iv) and for no other purpose) be treated as if it were a Defaulting Lender with respect to its Applicable Percentage of such Several Letter of Credit;

(B) the issuance of the Letter of Credit would violate one or more of the written policies of the Administrative Agent applicable to Letters of Credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $1,000,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) with regard to a Fronted Letter of Credit (and without limitation of the sole discretion of a Fronting Bank to issue a Fronted Letter of Credit) , any MC Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such MC Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after drawing thereunder.

Without limitation of the forgoing, the Fronting Bank may, but shall be under no obligation, to issue any Letter of Credit.

(iii) The Applicable Issuing Party shall not amend any Letter of Credit if (A) the Applicable Issuing Party would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The Several L/C Agent shall act on behalf of the MC Lenders with respect to any Several Letters of Credit issued hereunder and the documents associated thereto and the Fronting Bank shall act on behalf of the MC Lenders with respect to any Fronted Letters of Credit issued by the Fronting Bank hereunder and the documents associated therewith, and each of the Several L/C Agent and the Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Several L/C Agent or the Fronting Bank, as the case may be, in connection with Letters of Credit issued or proposed to be issued hereunder and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Several L/C Agent and the Fronting Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Several L/C Agent and the Fronting Bank.

(v) If the Borrower so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable Issuing Party to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable Issuing Party, the Borrower shall not be required to make a specific request to the Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the MC Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the Applicable Issuing Party shall not permit any such extension if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.09(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Borrower that it does not wish to have such Letter of Credit extended, (2) from the Administrative Agent that the Required MC Lenders have elected not to permit such extension, or (3) from the Administrative Agent, the Several L/C Agent, any MC Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vii) It is the intention and agreement of the Administrative Agent, the MC Lenders and the Several L/C Agent that (A) except as otherwise expressly set forth herein, the rights and obligations of the MC Lenders in respect of outstanding Several Letters of Credit shall be determined in accordance with the Applicable Percentage of the MC Lenders from time to time in effect and (B) outstanding Several Letters of Credit shall be promptly amended to reflect any changes in the Applicable Percentage of the MC Lenders, whether arising in connection with an assignment in accordance with Section 9.04, or any other addition or replacement of an MC Lender in accordance with the terms of this Agreement, or removal of an MC Lender in accordance with Section 2.10 or Section 2.24 or a change in status of an MC Lender as a Defaulting Lender, resulting in a change in the Applicable Percentage of the MC Lenders under this Agreement. However, it is acknowledged by the Administrative Agent, the MC Lenders and the Several L/C Agent that amendments of outstanding Several Letters of Credit may not be immediately effected and may be subject to the consent of the beneficiaries of such Several Letters of Credit. Accordingly, whether or not Several Letters of Credit are amended as contemplated hereby, the MC Lenders agree that they shall purchase and sell participations or otherwise make or effect such payments among themselves (but through the Administrative Agent) so that payments by the MC Lenders of drawings under Several Letters of Credit and payments by the Borrower of Unreimbursed Amounts and interest thereon are, except as otherwise expressly set forth herein, in each case shared by the MC Lenders in accordance with the Applicable Percentage of the MC Lenders from time to time in effect.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Applicable Issuing Party shall notify the Borrower and the Administrative Agent of the receipt of such Drawing Request and of the date the Applicable Issuing Party is requested to honor such notice (each such date, an “Honor Date”). Not later than (x) 11:00 a.m. New York time on the Honor Date, if such notice is received before 9:00 a.m. New York time on such Honor Date or (y) 11:00 a.m. New York time on the Business Date next succeeding such Honor Date, if such notice is received on or after 9:00 a.m. New York time on such Honor Date (such date under clause (x) or (y) as applicable, the “Reimbursement Date” and such time under clause (x) or (y) as applicable, the “Reimbursement Time”), the Borrower shall reimburse the respective L/C Issuers through the Administrative Agent in same day funds the amount equal to such Drawing Request. To the extent that same day funds are received by the Administrative Agent from Borrower prior to the Reimbursement Time on the Reimbursement Date, the Administrative Agent shall remit the funds so received to the Applicable Issuing Party. Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.09(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Drawing Request, if same day funds are not received by the Administrative Agent from the Borrower prior to the Reimbursement Time on the Reimbursement Date in the amount of such Drawing Request, the Administrative Agent shall promptly notify each MC Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such MC Lender’s Applicable Percentage of such Unreimbursed Amount. In such event, the Borrower shall be deemed to have requested a Base Rate Committed Borrowing to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Committed Borrowings, but subject to the unutilized portion of the Aggregate Commitments (after giving effect to payment of such Unreimbursed Amount) and the conditions set forth in Section 4.02 (other than delivery of any Committed Borrowing Request). Each MC Lender shall make funds available to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on such Reimbursement Date. The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that same day funds are received by the Administrative Agent from the MC Lenders with respect to a Several Letter of Credit prior to 2:00 p.m. on the Reimbursement Date, the Administrative Agent shall notify the Several L/C Agent and the Several L/C Agent shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the Several L/C Agent has not delivered funds to any beneficiary of a Several Letter of Credit on behalf of a an MC Lender on the Reimbursement Date, if same day funds are received by the Administrative Agent from such MC Lender: (i) after 2:00 p.m. on the Reimbursement Date the Several L/C Agent shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. on any Business Day after the Reimbursement Date, the Several L/C Agent shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. on any Business Day after the Reimbursement Date, the Several L/C Agent shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(iii) Unless the Administrative Agent or Several L/C Agent receives notice from an MC Lender prior to any Reimbursement Date with respect to a Several Letter of Credit that such MC Lender will not make available as and when required hereunder to the Administrative Agent the amount of such MC Lender’s L/C Advance on such Reimbursement Date, the Administrative Agent and the Several L/C Agent may assume that such MC Lender has made such amount available to the Administrative Agent in same day funds on the Reimbursement Date and the Several L/C Agent may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such MC Lender’s L/C Advance.

(iv) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred an L/C Advance in the amount of the Unreimbursed Amount that is not so refinanced from (x) in the case of Fronted Letters of Credit, the Fronting Bank and (y) in the case of Several Letters of Credit, from the MC Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.09(c)(ii); provided that the making of such L/C Advance shall not constitute a Default or Event of Default hereunder. L/C Advances shall be due and payable on demand by the Administrative Agent at the request of the Required MC Lenders (together with interest) and shall bear interest at the rate then applicable to Base Rate Loans plus, at any time during the continuance of an Event of Default under Article VII (a), (b), (h) or (i), 2%. Each MC Lender’s payment to the Administrative Agent for the account of the Applicable Issuing Party pursuant to Section 2.09(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such MC Lender in satisfaction of its participation obligation under this Section 2.09. Any payment by the Borrower in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.09(d).

(v) Until each MC Lender funds its L/C Advance pursuant to this Section 2.09(c) to reimburse the Applicable Issuing Party for any amount drawn under any Letter of Credit, interest in respect of such MC Lender’s Applicable Percentage of such Unreimbursed Amount shall be solely for the account of the Fronting Bank or the Several L/C Agent, as applicable.

(vi) Each MC Lender’s obligation to make L/C Advances to reimburse the Applicable Issuing Party for amounts drawn under Letters of Credit, as contemplated by this Section 2.09(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such MC Lender may have against the Administrative Agent, the Applicable Issuing Party, any Lender, the Borrower any Subsidiary, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.09(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the respective L/C Issuers for the amount of any payment made by the respective L/C Issuers under any Letter of Credit, together with interest as provided herein.

(vii) If any MC Lender fails to make available to the Administrative Agent for the account of the Applicable Issuing Party any amount required to be paid by such MC Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in the third sentence of Section 2.09(c)(ii) then, without limiting the other provisions of this Agreement, the Applicable Issuing Party, shall be entitled to recover from such MC Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Applicable Issuing Party, as the case may be, at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Applicable Issuing Party in connection with the foregoing. A certificate of the Applicable Issuing Party, submitted to any MC Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.

(d)

Repayment of Participations.

(i) At any time after the Applicable Issuing Party has made a payment under any Letter of Credit and has received from any MC Lender such MC Lender’s L/C Advance in respect of such payment in accordance with Section 2.09(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such MC Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such MC Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent pursuant to Section 2.09(c)(i) is required to be returned under any of the circumstances described in Section 2.19 (including pursuant to any settlement entered into by the Applicable Issuing Party in its discretion), each MC Lender shall pay to the Administrative Agent for the account of the Applicable Issuing Party its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such MC Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the MC Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the respective L/C Issuers for each drawing under each Letter of Credit issued for the account of the Borrower or its Subsidiaries and to repay each related L/C Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary for whose account such Letter of Credit was issued may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Applicable Issuing Party or any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party or any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) waiver by the Applicable Issuing Party or any L/C Issuer of any requirement that exists for the Applicable Issuing Party’s or such L/C Issuer’s protection and not the protection of the Borrower;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vii) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP to the extent the UCC, the ISP or the UCP applies to such Letter of Credit by its terms;

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Applicable Issuing Party. The Borrower shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.

(f) Role of Applicable Issuing Party. Each MC Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the L/C Issuers, the MC Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable to any MC Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the MC Lenders or the Required MC Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the L/C Issuers, the MC Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.09(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim, and the Borrower shall retain any and all rights it may have, against the Applicable Issuing Party and/or the L/C Issuers, and the Applicable Issuing Party and/or the L/C Issuers may be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the Applicable Issuing Party’s or L/C Issuer’s willful misconduct, bad faith or gross negligence or the Applicable Issuing Party’s or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined by a court of competent jurisdiction by a final and nonappealable judgment. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and neither the Applicable Issuing Party nor any L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Applicable Issuing Party may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary unless such beneficiary has advised the Applicable Issuing Party of the preferred means of communication.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the Borrower when a Letter of Credit is issued either the rules of the ISP or the UCP at the option of the Borrower shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary, in each case of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each MC Lender in accordance, subject to Section 2.22, with its Applicable Percentage, a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of the Borrower or its Subsidiaries equal to the Applicable Margin times the actual daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06 (and without application of the proviso set forth therein). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Termination Date. Notwithstanding anything to the contrary contained herein, upon the request of the Required MC Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate described in the first sentence of this Section 2.09(h), as applicable, plus 2% per annum.

(i) Fronting Fee and Documentary and Processing Charges. The Borrower shall pay directly to the Fronting Bank for its own account a fronting fee with respect to each Fronted Letter of Credit issued for the account of the Borrower or its Subsidiaries by the Fronting Bank, at the rate per annum and in the manner as agreed to between the Fronting Bank and the Borrower. Such fronting fee shall be due and payable at such times (no more frequently than quarterly) as the Fronting Bank advises the Borrower and on the Letter of Credit Termination Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Applicable Issuing Party for its own account letter of credit processing fees of the Applicable Issuing Party relating to Letters of Credit as from time to time in effect. Such fees are due and payable as agreed between the Fronting Bank and the Borrower, from time to time, and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Other Fronting Arrangements. For purposes of clarification, the provisions set forth in this Section 2.09 are not intended to prohibit the ability of an MC Lender to agree to front for another MC Lender under a Several Letter of Credit pursuant to such arrangements as agreed to among such MC Lenders and any applicable beneficiary of such Several Letters of Credit; provided that (i) each such MC Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) each such MC Lender shall remain solely responsible for the performance of such obligations under this Agreement, (iii) the Borrower, the Administrative Agent and the Several L/C Agent shall continue to deal solely and directly with each such MC Lender in connection with each such MC Lender’s rights and obligations under this Agreement.

2.10 Termination, Reduction and Conversion of Commitments. (a) Unless previously terminated, with respect to each Lender, the USD Commitments and the MC Commitments of such Lender shall terminate on the Maturity Date applicable to such Lender.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the USD Commitments or the MC Commitments; provided that (i) each reduction of the USD Commitments or the MC Commitments shall be made under each applicable Facility on a pro rata basis, (ii) any termination must apply to both Facilities simultaneously, (iii) the aggregate reduction of the USD Commitments and MC Commitments shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000, such reductions to be made under the Facilities on a pro rata basis, (iv) the Borrower shall not terminate or reduce USD Commitments or the MC Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (x) the aggregate USD Credit Exposures would exceed the Aggregate USD Commitments or (y) the aggregate MC Credit Exposures would exceed the Aggregate MC Commitments, (v) if, after giving effect to any reduction of the MC Commitments, the MC Swing Line Sublimit exceeds the aggregate amount of the MC Commitments, such MC Swing Line Sublimit shall be automatically reduced by the amount of such excess and (vi) if, after giving effect to any reduction of the USD Commitments, the USD Swing Line Sublimit exceeds the aggregate amount of the USD Commitments, such USD Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the USD Commitments and the MC Commitments under paragraph (b) of this Section 2.10 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.10 shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the availability of a source of funds for the prepayment in full of the Facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the USD Commitments or the MC Commitments shall be permanent. Each reduction of the USD Commitments shall be made ratably among the USD Lenders in accordance with their respective USD Commitments. Each reduction of the MC Commitments shall be made ratably among the MC Lenders in accordance with their respective MC Commitments.

(d) The Borrower may, with the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned, and so long as no Default or Event of Default exists at such time (and no more than 6 times a year):

(i) convert all or a portion of any MC Lender’s MC Commitments under the MC Credit Facility into USD Commitments under the USD Credit Facility; and

(ii) request that any USD Lender (any such specified USD Lender, a “Specified Lender”) convert all or a part of such Lender’s USD Commitments into MC Commitments under the MC Credit Facility (which conversion shall be subject to such Specified Lender’s consent thereto as referenced in the next sentence). Each Specified Lender shall notify the Borrower within five (5) Business Days of receipt of the Borrower’s request, in writing, if and by what amount such Specified Lender is willing, in its sole discretion, to so convert its MC Commitments. Notwithstanding the foregoing, anything else provided herein or otherwise, if any Specified Lender shall fail to notify the Borrower within such five Business Day period, such Specified Lender shall be deemed to have declined such requested conversion.

Any such conversion of Commitments occurring pursuant to this Section 2.10(d) shall be referred to herein as a “Tranche Conversion”.

(e) Tranche Conversions.

(i) In the event of any Tranche Conversion described in Section 2.10(d)(i) concerning a Lender which held an MC Swing Line Fronting Commitment prior to such conversion: (x) such MC Swing Line Fronting Commitment shall automatically be converted into a USD Swing Line Fronting Commitment in the same amount, (y) such Lender shall thereafter be considered a “USD Swing Line Lender” for purposes hereof, and (z) Section 2.08 and the other provisions regarding USD Swing Line Loans set forth herein shall thereafter be applicable thereto.

(ii) In the event of any Tranche Conversion described in Section 2.10(d)(i) concerning a Lender which held a USD Swing Line Fronting Commitment prior to such conversion: (x) such USD Swing Line Fronting Commitment shall automatically be converted into an MC Swing Line Fronting Commitment in the same amount, (y) such Lender shall thereafter be considered a “MC Swing Line Lender” for purposes hereof and (z) Section 2.07 and the other provisions regarding MC Swing Line Loans set forth herein shall thereafter be applicable thereto.

(f) Each party hereto acknowledges and agrees that, in connection with effecting Tranche Conversions, there may be non-pro rata payments of Loans as well as reallocations of participations in outstanding Swing Line Loans and Letters of Credit. In the event there are any Loans or L/C Advances outstanding as of the date of any Tranche Conversion, (i) each applicable MC Lender or USD Lender, as the case may be, shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant MC Lenders or USD Lenders, as the case may be, as being required in order to cause, after giving effect to such Tranche Conversion, the outstanding Loans and L/C Advances (and funded risk participations in outstanding Swing Line Loans) to be held ratably by all Lenders in accordance with their respective Applicable Percentages in the MC Credit Facility and/or the USD Credit Facility, as the case may be, after giving effect to any such Tranche Conversion, and (ii) the Borrower shall be deemed to have prepaid and reborrowed the outstanding Loans and L/C Advances as of any date of any Tranche Conversion to the extent necessary to keep the outstanding Loans and L/C Advances ratable with any revised Applicable Percentages in the MC Credit Facility and/or the USD Credit Facility, as the case may be, arising from any such date of any Tranche Conversion. Participations in Swing Line Loans and Letters of Credit (or the respective amounts of a Several Letter of Credit) shall also be reallocated to the extent necessary so that such participations are ratable with any revised Applicable Percentages in the MC Credit Facility and/or the USD Credit Facility, as the case may be, after giving effect to any such Tranche Conversion.

(g) Each MC Lender may enter into fronting arrangements with another MC Lender or any other Person acceptable to the Administrative Agent, the Fronting Bank and the Borrower to front such MC Lender’s obligations with respect to any Several Letters of Credit issued or outstanding (pursuant to documentation satisfactory to such MC Lender, the Administrative Agent and the Borrower); provided that (1) such MC Lender’s obligations under this Agreement shall remain unchanged, (2) such MC Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such MC Lender in connection with such MC Lender’s rights and obligations under this Agreement other than, in each case, solely to reflect such fronting arrangements.

(h) The Administrative Agent and the Borrower may, without the consent of any other Lender, amend this Agreement (including to prepare revised Lender commitment schedules) to the extent (but only to the extent) necessary, in the reasonable opinion of the Administrative Agent and the Borrower only, to solely effect the provisions of Sections 2.10(d), (e) and (f).

2.11 Repayment of Loans: Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Committed Loan on the Maturity Date applicable to such Lender. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date.

(b) If the Administrative Agent notifies the Borrower that the Aggregate MC Credit Exposure (minus the amount of any Cash Collateral delivered by the Borrower pursuant to Section 2.23 and then held by the Administrative Agent) at the most recent Revaluation Date exceeds an amount equal to 105% of the Aggregate MC Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay MC Loans and/or MC Swing Line Loans, as the Borrower shall select, in an aggregate amount sufficient to reduce such Aggregate MC Credit Exposure as of such date of payment to an amount not to exceed 100% of the Aggregate MC Commitments then in effect.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) In addition to the accounts and records referred to in subsection (b) and (c) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender or its registered assigns) substantially in the form of Exhibit E-1 hereto, in the case of the USD Credit Facility, and Exhibit E-2 in the case of the MC Credit Facility. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee or its registered assigns).

2.12 Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Committed Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.12. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Swing Line Loan in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Notice of Prepayments of Committed Borrowings. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) (or pursuant to any other form of notice of prepayment (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) of any prepayment of any Committed Loan hereunder (i) in the case of prepayment of a Eurocurrency Rate Committed Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Rate Committed Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days (or five Business Days in the case of any Special Notice Currency) before the date of prepayment, and (iii) in the case of prepayment of a Base Rate Committed Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Committed Borrowing, the Administrative Agent shall advise the Lenders under the applicable Facility of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Committed Borrowing of the same Type as provided in Section 2.03. Subject to Section 2.24, each prepayment of a Committed Borrowing shall be applied ratably to the Committed Loans included in the prepaid Committed Borrowing for the applicable Facility. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14 and any payments required pursuant to Section 2.17.

(c) Notice of Prepayments of Swing Line Loans. The Borrower shall notify the applicable Swing Line Lender and the Administrative Agent by telephone (confirmed by facsimile) of any repayment or prepayment of any Swing Line Loan hereunder not later than 1:00 p.m. (New York City time) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein

2.13 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each USD Lender in accordance with its Applicable Percentage under the USD Credit Facility a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the aggregate amount of the USD Credit Facility exceeds the outstanding amount of the USD Committed Loans during the period from and including the date hereof to but excluding the date on which the Aggregate USD Commitments terminate, subject to adjustment as provided in Section 2.24. The commitment fees described in this Section 2.13(a) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Closing Date, and with respect to such fees owing to USD Lenders, on the last day of the USD Availability Period for the USD Credit Facility. The commitment fees described in this Section 2.13(a) shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees described in this Section 2.13(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, the outstanding amount of USD Swing Line Loans shall not be counted towards or considered usage of USD Commitments for purposes of determining the Commitment Fee in this Section 2.13(a).

(b) In addition to certain fees described in subsections (h) and (i) of Section 2.09, the Borrower agrees to pay to the Administrative Agent for the account of each MC Lender in accordance with its Applicable Percentage under the MC Credit Facility a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the aggregate amount of the MC Credit Facility exceeds the outstanding amount of the MC Committed Loans during the period from and including the date hereof to but excluding the date on which the Aggregate MC Commitments terminate, subject to adjustment as provided in Section 2.24. The commitment fees described in this Section 2.13(b) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Closing Date, and with respect to such fees owing to MC Lenders, on the last day of the MC Availability Period for the MC Credit Facility. The commitment fees described in this Section 2.13(b) shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees described in this Section 2.13(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, the outstanding amount of MC Swing Line Loans shall not be counted towards or considered usage of MC Commitments for purposes of determining the Commitment Fee in this Section 2.13(b).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.14 Interest. (a) The Loans comprising each Base Rate Committed Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b) MC Swing Line Loans shall bear interest at the MC Swing Line Rate. USD Swing Line Loans shall bear interest at the USD Swing Line Rate.

(c) The Loans comprising each Eurocurrency Rate Committed Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Committed Borrowing plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.14 (the “Default Rate”).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Aggregate USD Commitments (in the case of USD Committed Loans), upon termination of the Aggregate MC Commitments (in the case of MC Loans) and on the Maturity Date applicable to each Lender; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.14 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than, (x) in the case of a USD Committed Loan, a prepayment of a USD Committed Loan bearing interest at the Base Rate prior to the end of the USD Availability Period and (y) in the case of an MC Loan, a prepayment of an MC Committed Loan bearing interest at the Base Rate prior to the end of the MC Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Eurocurrency Rate), the MC Swing Line Rate or the USD Swing Line Rate shall be made on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Base Rate, Eurocurrency Rate, MC Swing Line Rate or USD Swing Line Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

2.15 Alternate Rate of Interest and Illegality. (a) If at least one Business Day prior to the commencement of any Interest Period for a Eurocurrency Rate Committed Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, pursuant to the definition of “Eurocurrency Rate” set forth in Section 1.01 of this Agreement, for such Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or to determine or charge interest rates based upon the Eurocurrency Rate, pursuant to the definition of “Eurocurrency Rate” set forth in Section 1.01 of this Agreement as in clause (c) of the definition of “Base Rate” (any such impacted Eurocurrency Rate Loans, “Impacted Loans”); or

(ii) the Administrative Agent is advised by the Required Lenders that, in the good faith determination of the Required Lenders, the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Committed Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Rate Committed Borrowing, such Borrowing shall be made as a Base Rate Committed Borrowing in Dollars, (iii) any obligation of any Lender to make or continue Eurocurrency Rate Loans in any affected Alternative Currencies shall be suspended and (iv) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (in its discretion or upon the instruction of the Required Lenders) revokes such notice; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of this Section or (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or Governmental Authority asserts that it is unlawful for any Lender or its Eurocurrency Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the relevant Interest Periods therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.16 Increased Costs.

(a) Except with respect to Taxes, which shall be governed solely and exclusively by Section 2.18, if any Change in Law reasonably determined by the applicable Lender, Several L/C Agent, Fronting Bank or L/C Issuer to be applicable shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, Several L/C Agent or Fronting Bank (except any such reserve requirement with respect to the Eurocurrency Rate as provided in Section 2.21); or

(ii) impose on any Lender, Several L/C Agent or Fronting Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender, Several L/C Agent or Fronting Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender to be material, or to increase the cost to such Lender, the Several L/C Agent or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Several L/C Agent or the Fronting Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Several L/C Agent or the Fronting Bank to be material, then the Borrower will pay to such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, subject to Section 2.20, for such additional costs incurred or reduction suffered.

(b) If any Lender, Several L/C Agent or Fronting Bank reasonably determines that any Change in Law affecting such Lender, Several L/C Agent or Fronting Bank or such Lender’s, Several L/C Agent’s or Fronting Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Several L/C Agent’s or Fronting Bank’s capital or on the capital of such Lender’s, Several L/C Agent’s or Fronting Bank’s holding company, if any, as a consequence of this Agreement, the MC Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Several L/C Agent or Fronting Bank, to a level below that which such Lender, Several L/C Agent or Fronting Bank or such Lender’s, Several L/C Agent’s or Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Several L/C Agent’s or Fronting Bank’s policies and the policies of such Lender’s, Several L/C Agent’s or Fronting Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower will, subject to Section 2.20, pay to such Lender, Several L/C Agent or Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Several L/C Agent or Fronting Bank or such Lender’s, Several L/C Agent’s or Fronting Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender, the Several L/C Agent or the Fronting Bank setting forth the amount or amounts necessary to compensate such Lender, the Several L/C Agent or the Fronting Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.16, and setting forth the basis for such amount or amounts and a calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error and the Borrower shall pay such Lender, the Several L/C Agent or the Fronting Bank, as the case may be the amount shown as due on any such certificate within 30 days after receipt thereof.; provided that such amounts shall be comparable (on a proportionate basis and as determined in a commercially reasonable manner) to amounts such Lender, the Several L/C Agent or the Fronting Bank, as the case may be charges similarly situated borrowers or account parties (or intends to charge substantially simultaneously) for such additional costs or such losses suffered on loans for borrowers with similar credit facilities. For purposes of clarification, the foregoing shall not require that any Lender, the Several L/C Agent or the Fronting Bank seek such charges against all such similarly situated borrowers or account parties prior to making any claim for costs or losses hereunder.

(d) Failure or delay on the part of any Lender, the Several L/C Agent or the Fronting Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Several L/C Agent or the Fronting Bank pursuant to this Section 2.16 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) (other than a payment made pursuant to Section 2.15(b)), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(b) and is revoked in accordance therewith) other than any failure arising from (i) any default by a Lender or (ii) application of the provisions of Section 2.15, or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event. Notwithstanding the foregoing, such loss, cost or expense to any Lender shall not exceed the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the greater of (x) if readily determinable by such Lender with reasonable effort, the amount of interest actually earned by such Lender from investing such principal amount in comparable investments for such period and (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error, provided that the method of calculation is consistent with bank industry practices in general. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.18 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 2.18, the term “applicable law” includes FATCA.

(b) In addition, the Borrower shall, without duplication of other amounts hereunder, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall, without duplication of other amounts hereunder, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Several L/C Agent or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, the Fronting Bank or the Several L/C Agent, setting forth the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) If one or more payments made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such other time or times as reasonably requested by the Borrower or the Administrative Agent (A) a certification signed by an appropriate officer of such Lender, and (B) such documentation prescribed by applicable law (including Section 1471(b)(3)(C)(i) of the Code) or as may be reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the deduction or withholding required to be made from each payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)

The Administrative Agent, each Lender, the Several L/C Agent and the Fronting Bank shall exercise good faith in claiming any refund or credit (which, in the case of a credit, has been actually utilized with respect to the current year or in the following taxable year, as determined in the sole discretion of any Lender, the Several L/C Agent, Fronting Bank or the Administrative Agent) with respect to Taxes for which the Borrower has paid amounts under this Section 2.18. If the Administrative Agent, any Lender, the Several L/C Agent, or the Fronting Bank determines, in its sole discretion, that it has received a refund or credit (which, in the case of a credit, has been actually utilized with respect to the taxable year in which the credit was received, or in the following taxable year) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank in the event the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender, the Several L/C Agent or the Fronting Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.19 Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in Same Day Funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Administrative Agent’s Office in Dollars, except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and except all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law or regulation from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) After the exercise of remedies provided for in Article VII, any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.23 and 2.24, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Several L/C Agent and the Fronting Bank, in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Advances and other Obligations, among the Lenders, the Several L/C Agent and the Fronting Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Advances, among the Lenders, the Several L/C Agent and the Fronting Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Bank, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.09 and 2.23; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Sections 2.09(c) and 2.23, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or L/C Advances made by it or the participations in L/C Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans or L/C Advances made by it or the participations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and subparticipations in Swing Line Loans of other Lenders, or in L/C Obligations of other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Aggregate Credit Exposure and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (w) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or the repayment of Swing Line Loans in accordance with the terms hereof), (x) the application of Cash Collateral provided for in Section 2.23, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swing Line Loans or in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) or (z) any payment obtained by or made by a Lender in order to give effect to a Tranche Conversion in accordance with Section 2.10(e). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the L/C Issuers or the Fronting Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the L/C Issuers or the Fronting Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.20 Mitigation Obligations: Replacement of Lenders or Fronting Bank. (a) Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender is unable to make Eurocurrency Rate Loans and gives a notice pursuant to Section 2.15(a) or (b), then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18 or would eliminate the prohibition on making Eurocurrency Rate Loans pursuant to Section 2.15(b), as the case may be, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender is a Defaulting Lender, or if any Lender gives any notice pursuant to Section 2.15(a) or (b) indicating its inability to make or maintain Eurocurrency Rate Loans, or if any Lender does not agree to an amendment, waiver or consent referred to in the proviso to Section 9.02 and the Required Lenders have agreed to sign such amendment, waiver or consent, as the case may be, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not another Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and, in the case of an assignment under the MC Credit Facility, the MC Swing Line Lenders, the Fronting Bank and the Several L/C Agent, and, in the case of an assignment under the USD Credit Facility, the USD Swing Line Lenders, which consents shall not unreasonably be withheld. conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and any outstanding Several Letters of Credit have been amended or returned and reissued to reflect such assignment, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and, in the case of any such assignment resulting from an amendment, waiver or consent not approved by the assigning Lender, the assignee has agreed to approve such amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees to comply with this Section 2.20(b) and grants to the Administrative Agent a power of attorney to execute an Assignment and Assumption if such Lender does not so execute an Assignment and Assumption within five (5) days of its receipt of a request from the Borrower under this Section 2.20(b).

2.21 Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, if as a result of a Change in Law, and so long as, such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D thereof), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan of such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such written notice.

2.22 Increase in Commitments.

(a) Request for Increase. Subject to Section 2.22(e) and the proviso below, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders referenced below), the Borrower may from time to time request that certain or all of the Lenders (and other Eligible Assignees identified by the Borrower and approved by the Administrative Agent, and, in the case of an increase in Aggregate MC Commitments, the MC Swing Line Lenders, the Several L/C Agent and the Fronting Bank, and, in the case of an increase in Aggregate USD Commitments, the USD Swing Line Lenders, all of which approvals shall not be unreasonably withheld, conditioned or delayed) increase the Aggregate USD Commitments or Aggregate MC Commitments which are available through the Maturity Date; provided that in no event shall the Aggregate Commitments which are available through the Maturity Date be more than $3,000,000,000; provided further that any such request for an increase shall be in a minimum amount of $10,000,000, or a whole multiple of $5,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender and Eligible Assignee is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Persons unless the Administrative Agent and the Borrower otherwise agree).

(b) Lender Elections to Increase. Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its USD Commitment or MC Commitment and, if so, by what amount; provided that the Borrower may determine, in its sole discretion, to accept all, a portion of or none of such increase agreed to by such Lender. Any applicable Lender not responding within such time period shall be deemed to have declined to increase its USD Commitment or the MC Commitments, as the case may be.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of each applicable Lender’s responses to each request made hereunder. Each additional Eligible Assignee that becomes a Lender pursuant to this Section 2.22 shall execute and deliver a joinder agreement substantially in the form of Exhibit F attached hereto. Notwithstanding any other provision of this Agreement, the Administrative Agent and the Borrower may, without the consent of any other Lender, amend this Agreement to the extent (but only to the extent) necessary, in the opinion of the Administrative Agent and the Borrower only, to solely effect the provisions of this Section 2.22.

(d) Effective Date and Allocations. If the Aggregate USD Commitments or the Aggregate MC Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and such Increase Effective Date. This Agreement shall be deemed to be automatically amended to increase the USD Commitments or the MC Commitments, as applicable, on the Increase Effective Date, without the need for any other consents.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Senior Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, both immediately before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article III are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.22, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (B) no Default has occurred and is continuing as of such Increase Effective Date. At the time any increase in Aggregate USD Commitments or Aggregate MC Commitments pursuant to Section 2.22(a) (a “Commitment Increase”) becomes effective, the Borrower shall prepay any Loans outstanding on the Increase Effective Date (the “Initial Loans”) (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the outstanding Loans ratable with any Lender’s revised Applicable Percentage of the applicable Facility arising from any nonratable increase in the Aggregate USD Commitments or Aggregate MC Commitments under this Section, provided that (i) nothing in this Section 2.22 shall prevent the Borrower from funding the prepayment of Initial Loans with concurrent Loans hereunder in accordance with the provisions of this Agreement, giving effect to the Commitment Increase, and (ii) no such prepayment shall be required if, after giving effect to the Commitment Increase, each Lender has the same Applicable Percentage as immediately prior to such Commitment Increase.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.19 or 9.02 to the contrary.

2.23 Cash Collateral.

(a) If any L/C Obligation, for any reason, would remain outstanding at any time following the Maturity Date, the Borrower shall no later than five Business Days prior to the Maturity Date, provide Cash Collateral in an amount equal to 105% of the Aggregate MC Credit Exposure of all such L/C Obligations that remains or will remain outstanding following the Maturity Date.

(b) At any time that there shall exist a Defaulting Lender, who has not provided Cash Collateral pursuant to Section 2.23(b) or whose L/C Obligations have not been reallocated pursuant to Section 2.24(a)(iv) or in the event there is any Fronting Exposure of a Swing Line Lender with respect to a Defaulting Lender, immediately upon the request of the Administrative Agent, any Swing Line Lender or the Fronting Bank, as applicable, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover the Fronting Exposure of such Swing Line Lender or Fronting Bank with respect to such Defaulting Lender (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender and otherwise to the extent such Fronting Exposure is not otherwise Cash Collateralized hereunder).

(c) Grant of Security Interest. All Cash Collateral from the Borrower (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing accounts at Bank of America. All Cash Collateral from a Defaulting Lender (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders (including the Swing Line Lenders), and agrees that the Administrative Agent shall have a first priority security interest in and will have “control” within the meaning of the Uniform Commercial Code of such accounts and all such Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Fronting Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(d) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.23 or Sections 2.07 or 2.24 in respect of MC Swing Line Loans shall be held and applied to the satisfaction of the specific MC Swing Line Loans, under any of this Section 2.23 or Sections 2.08 or 2.24 in respect of USD Swing Line Loans shall be held and applied to the satisfaction of the specific USD Swing Line Loans or under any of Sections 2.23, 2.09 or 2.24 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(e) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 9.04(b)(ix)) or (ii) the Administrative Agent and, as applicable, the Swing Line Lenders’ or Fronting Bank’s good faith determination that there exists excess Cash Collateral (and the Administrative Agent and, as applicable, the Swing Line Lenders and the Fronting Bank agree to determine whether there exists excess Cash Collateral promptly upon the reasonable request of the Borrower); provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.23 may be otherwise applied in accordance with Section 2.19(b)), and (y) the Person providing Cash Collateral and the Swing Line Lenders or Fronting Bank, as the case may be, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.24 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required MC Lenders” and “Required USD Lenders”, as applicable, and Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Fronting Bank or Swing Line Lenders hereunder; third, if such Defaulting Lender is an MC Lender, to Cash Collateralize the Fronting Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement (such unfunded amounts to be determined by the Administrative Agent, in consultation with the Borrower); fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) if such Defaulting Lender is an MC Lender, Cash Collateralize the Fronting Bank’s future Fronting Exposure and such Defaulting Lender’s future L/C Obligations with respect to Several Letters of Credit issued under this Agreement, in accordance with Section 2.09; sixth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders, the Several L/C Agent and the Fronting Bank under such Facility (including the Swing Line Lenders) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility (including the Swing Line Lenders) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances under any Facility in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, or L/C Obligations owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the MC Commitments or USD Commitments, as applicable, hereunder without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.13 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender which is an MC Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender under the MC Credit Facility that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Fronting Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to make, or acquire, refinance or fund participations in, Swing Line Loans pursuant to Sections 2.07 or 2.08 (and subject to a Swing Line Lender’s discretion to provide Swing Line Loans in amounts greater than its MC Swing Line Commitment or USD Swing Line Commitment, as the case may be) or Letters of Credit pursuant to Sections 2.09, the “Applicable Percentage” of each such non-Defaulting Lender shall be computed from time to time without giving effect to the MC Commitment or USD Commitment, as applicable, of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect if, at the time of any such reallocation, no Default or Event of Default exists; and (ii) such reallocation does not cause the Credit Exposure of any such non-Defaulting Lender to exceed such non-Defaulting Lender’s MC Commitment or USD Commitment, as applicable. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Fronting Bank’s or Swing Line Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.23 to the extent such Fronting Exposure has not been Cash Collateralized by the Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Several L/C Agent, the Fronting Bank and Swing Line Lenders, as applicable, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Swing Line Loans and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.24(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender (and the Borrower shall not be required to pay any such fees or payments to such Lender which were not required to have been paid to such Lender while it was a Defaulting Lender); and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

3.01 Organization. Each of the Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Borrower and each of its Significant Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its activities makes such qualification necessary except where the failure to be so qualified and in good standing could not reasonably be expected to result in a Material Adverse Effect.

3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03 No Conflicts, etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding on the Borrower or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, except, in the case of clause (a) and (c), as could not reasonably be expected to have a Material Adverse Effect.

3.04 Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by Ernst & Young LLP, independent public accountants,, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) As of the Closing Date, since December 31, 2014, there has been no change, event or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.05 Litigation. As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Senior Officer of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or the Transactions.

3.06 Governmental Approvals. Except as set forth on Schedule 3.06, as of the Closing Date (both before and after giving effect to the Transactions on and as of such date), no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required to carry on the business of the Borrower and its Subsidiaries as then conducted, other than any authorization or approval or other action or notice or filing or registration as has been, in all material respects, obtained, made, taken or given (or waived) and is in full force and effect on such date and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.07 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.08 Taxes. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to so file such returns or reports or to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

3.09 ERISA Compliance.

(a) Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and regulations. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or 302 of ERISA has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect.

3.10 Margin Regulations. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.03 or Section 6.04 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) of Article VII will be “margin stock” (as defined in the Margin Regulations).

3.11 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws and regulations of all Governmental Authorities applicable to it and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such requirement of law, regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.12 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, or employee thereof, is an individual or entity that is or is owned (meaning 50% or greater ownership interest) or controlled by any individual or entity that is (i) currently the subject of any Sanctions, or (ii) located, organized or resident in a Designated Jurisdiction.

3.13 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.

ARTICLE IV
CONDITIONS

4.01 Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrower originals or copies (which may include facsimile or electronic mail submission of a signed promissory note) of promissory notes in favor of each Lender that has made such a request two (2) Business Days prior to the proposed Closing Date in accordance with Section 2.12(f), substantially in the forms of Exhibit E-1 hereto (in the case of USD Lenders) and Exhibit E-2 hereto (in the case of MC Lenders).

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders and dated the Closing Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower and a written opinion (addressed to the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders and dated the Closing Date) of the general counsel of the Borrower. The Borrower hereby requests each such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions on and as of the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts required to be paid by the Borrower on the Closing Date.

(g) The Administrative Agent shall have received a certificate dated as of the Closing Date and signed by a Senior Officer of the Borrower certifying that since December 31, 2014, there has not been any event or condition that has resulted in or would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(h) The Administrative Agent shall have received satisfactory evidence of the Borrower’s Debt Rating as of a reasonable recent date prior to the Closing Date.

(i) All amounts outstanding under the Existing Agreements shall have been or concurrently with the Closing Date are being repaid and the credit facilities provided pursuant to the Existing Agreements and all related documentation shall have been or concurrently with the Closing Date are being terminated.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on March 31, 2015, and in the event such conditions are not satisfied or waived, the Aggregate Commitments shall terminate at such time.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Extension of Credit. The obligation of each Lender to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower (other than, with respect to any Loan to be made for the purpose of supporting commercial paper issued by the Borrower or for other general corporate purposes, the representations and warranties set forth in Sections 3.04(b) and 3.05) set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Credit Extension (except that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent annual and quarterly statements furnished pursuant to subsections (a) and (b) of Section 5.01, and in the case of subsection (b), subject to year end adjustments and the absence of footnotes);

(b) At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;

(c) The Administrative Agent and, if applicable, the USD Swing Line Lenders, the MC Swing Line Lenders or the Applicable Issuing Party, shall have received a Request for Credit Extension in accordance with the requirements hereof; and

(d) In the case of an MC Committed Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Required MC Lenders would make it impracticable for such MC Committed Loan to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such funding that the applicable conditions specified in this Section 4.02 are satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless fully Cash Collateralized), the Borrower covenants and agrees with the Lenders that:

5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the USD Commitments, MC Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and its related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, and, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, in connection with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01;

(d) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request therefor. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents. Promptly after receipt and satisfactory review, the Administrative Agent will deliver to the Lenders (or post to any applicable Internet or intranet website, if any, to which each Lender has access) the documentation described in Section 5.01(c), (d) and (f).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders, the Several L/C Agent and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak, Debt Domain, IntraLinks or another similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) by its marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Several L/C Agent and the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

5.02 Notice of Default or Event of Default. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the occurrence of any Default or Event of Default that is continuing. Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Senior Officer of the Borrower as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

5.03 Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited liability company, partnership or other organizational existence; provided that the foregoing shall not restrict any merger, consolidation, liquidation, dissolution or other change not prohibited by Section 6.04.

5.04 Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, assessments and governmental charges that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.05 Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep adequate books of record and account in which proper entries are made in order to permit preparation of the Borrower’s consolidated financial statements in accordance with GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, at reasonable times and at reasonable intervals, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records, and (c) to discuss its affairs, finances and condition with its officers and, if a Senior Officer of the Borrower is present, its independent accountants; provided that the Administrative Agent’s right to visit and inspect the properties, and to examine the books and records, of the Borrower and its Significant Subsidiaries shall, unless an Event of Default shall have occurred and be continuing, be limited to one such inspection and examination during each calendar year.

5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.08 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, all applicable Environmental Laws, except where the failure to so comply could not reasonably expect to result in a Material Adverse Effect, and obtain and comply in all material respects with, and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to so comply, obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

5.09 Use of Proceeds. The proceeds of the Facilities shall be used to (i) refinance amounts outstanding under the Existing Agreements and (ii) provide for ongoing working capital and for other general lawful corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

5.10 Notice of Change in Debt Rating. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of any announcement by Moody’s or S&P of any change in Debt Rating.

5.11 Anti-Corruption Laws. The Borrower will and shall cause each Subsidiary to, conduct its businesses in material compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws in all material respects.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment, L/C Obligation, Loan or other Obligation hereunder (other than contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless fully Cash Collateralized), the Borrower covenants and agrees with the Lenders that:

6.01 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less than (i) on the Closing Date, an amount equal to Consolidated Net Worth determined from the annual audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014 (such amount, the “Closing Date Consolidated Net Worth”) multiplied by .65 and (ii) after the Closing Date, an amount equal to the Closing Date Consolidated Net Worth after, and giving effect to, actual share repurchases made and special dividends declared (including annual variable dividends which are determined to be made or paid after the end of each fiscal year), but only up to the amount of such repurchases and dividends, including those publicly announced and made or declared, as applicable, after December 31, 2014 (and in no event greater than $2,000,000,000 in the aggregate for such repurchases and dividends), multiplied by .65.

6.02 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.02, and any extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof, plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal, replacement or refinancing;

(b) Indebtedness to the Borrower or any Subsidiary;

(c) Guarantees of Indebtedness of the Borrower or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, development, construction or improvement of any fixed, real, capital and/or tangible assets, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, replacements and refinancings of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within six months after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) outstanding at any time shall not exceed (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(e) (and which is not so used at such time under Section 6.02(e));

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof or that is secured by an asset when such asset is acquired by a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such acquisition and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) outstanding at any time shall not exceed (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(d) (and which is not so used at such time under Section 6.02(d));

(f) Indebtedness incurred under any Clearinghouse Facility and extensions, renewals, replacements and refinancings thereof;

(g) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations to the extent any such obligations constitute Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness which finances workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case in the ordinary course of business;

(j) (i) Indebtedness under any GFX Guaranty and (ii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations to the extent any such obligations constitute Indebtedness, in each case of this clause (ii) provided with respect to obligations incurred or arising in the ordinary course of its business;

(k) Indebtedness as an account party in respect of (A) trade letters of credit, (B) stand-by letters of credit provided in connection with any GFX Guaranty or the SGX Mutual Offset Agreement or (C) additional standby letters of credit issued to support guaranty and offset arrangements similar to the guaranty and offset arrangements contemplated by any GFX Guaranty or the SGX Mutual Offset Agreement for so long as (x) any payments required by the documentation related to such letters of credit are made by the Borrower, obligor or account party on such letter of credit on a timely basis;

(l) subordinated Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary which Indebtedness is incurred or created to meet regulatory capital requirements;

(m) Indebtedness secured by Liens described in Section 6.03(l);

(n) obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including without limitation letters of credit and lines of credit) provided in connection therewith, provided, however, that such obligations shall not exceed (without duplication) amounts received from the relevant Governmental Authorities in respect of such arrangements;

(o) Indebtedness of any Regulated Subsidiary incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority in an aggregate principal amount not to exceed $500,000,000 at any time outstanding, provided that any such Indebtedness is not outstanding for longer than 30 days;

(p) in the event the Borrower purchases the equity of GFI Group Inc., Indebtedness of GFI Group Inc. or its subsidiaries; provided that (i) such Indebtedness exists at the time of such purchase and is not created in contemplation of or in connection with such purchase, (ii) the aggregate principal amount of Indebtedness permitted by this clause (p) outstanding at any time shall not exceed $240,000,000 and (iii) such Indebtedness is repaid within 12 months after such purchase (for the avoidance of doubt, any make-whole premium payable in connection with the repayment of such Indebtedness shall not be deemed to be Indebtedness for purposes of this Agreement); and

(q) other unsecured and secured Indebtedness in an aggregate principal amount not exceeding $250,000,000 outstanding at any time.

6.03 Liens. The Borrower will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it which property or asset is material to the business of the Borrower and its Subsidiaries, taken as a whole, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03 and, if the obligation secured by such Lien is modified, refinanced, refunded, extended, renewed or replaced, any Lien securing such modified, refinanced, refunded, extended, renewed or replaced obligation; provided that (i) any security interest granted in connection therewith shall apply to the same category, type and/or scope of assets as the assets securing such obligation being so refinanced and listed on Schedule 6.03 and (ii) such Lien shall secure only those extensions, renewals and replacements of the secured obligations that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that:

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type and/or scope of assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modification, refinancing, refunding, extension, renewal or replacement thereof that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;

(d) Liens on fixed, real, capital and/or tangible assets acquired, leased, constructed, developed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02 (or, in the case of Indebtedness of the Borrower, that would be permitted thereunder if such provision applied to the Borrower and its Subsidiaries) and, with respect to clause (ii) of the proviso thereto, permitted Indebtedness of the Borrower and its Subsidiaries up to an aggregate principal amount at any time outstanding of (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(e) (and which is not so used at such time under Section 6.02(e)), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing obligations of the Borrower or any Subsidiary in respect of any Swap Agreements (A) entered into in the ordinary course of business and for non-speculative purposes or (B) Swap Agreements solely entered into in order to serve as a clearinghouse in respect thereof;

(f) Liens securing obligations under any Clearinghouse Facility from time to time;

(g) Liens arising out of repurchase agreements or reverse repurchase agreements entered into by the Borrower or any Subsidiary;

(h) Liens on the Equity Interests of BM&F or any Subsidiary thereof;

(i) Liens securing Indebtedness permitted under Section 6.02 (j) and (k), Liens securing Indebtedness of the Borrower that it would have been permitted to incur in reliance on Section 6.02(j) and (k) if such clauses had applied to the Borrower and Liens securing obligations under the SGX Mutual Offset Agreement;

(j) Liens on “margin stock” (as defined in the Margin Regulations), if and to the extent that the value of such margin stock does not exceed 25% of the total assets of the Borrower and its Subsidiaries subject to this Section;

(k) Liens on fixed, real capital and/or tangible assets acquired, constructed, leased, developed or improved by the Borrower or any Subsidiary; provided that (i) such Lien secures Synthetic Lease Obligations, (ii) such Lien and the Synthetic Lease Obligations secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(l) Liens on (1) the land, improvements, fixtures, and three buildings located at 141 West Jackson Boulevard and 333 LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, IL, consisting of approximately 1,500,000 square feet, (2) the land, improvements, buildings, and fixtures located at One North End Avenue, New York, NY 10282, and (3) the land, improvements, fixtures, and buildings comprising the data center located in Aurora, Illinois;

(m) Liens on the assets of, but not any Equity Interests issued by, any Subsidiary;

(n) Liens with respect to Equity Interests which constitute minority investments held by the Borrower or any Subsidiary of Borrower;

(o) Liens securing obligations permitted under Section 6.02 (n);

(p) Liens securing Indebtedness permitted under Section 6.02 (p);

(q) Liens, if any, in favor of the Administrative Agent on behalf of the Lenders securing the Obligations; and

(r) any other Liens on property; provided that the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $250,000,000 at any time outstanding;

provided that, the stock in the Borrower which the Borrower keeps in its own treasury (and in respect of which dividends are not payable and which have no voting rights) shall not be subject to the provisions of this Section 6.03.

6.04 Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets constituting all or substantially all of the assets (other than Margin Stock) of the Borrower and its Subsidiaries taken as a whole, or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc. (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Significant Subsidiary or Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation or with any Subsidiary, (ii) any Person may merge into or consolidate with any Significant Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets or the stock of any of its Subsidiaries (by voluntary liquidation or otherwise) to the Borrower or to another Subsidiary.

6.05 Use of Proceeds. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

6.06 Sanctions. The Borrower shall not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of any Credit Extension, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Several L/C Agent, Fronting Bank, Swing Line Lender, or otherwise) of Sanctions, other than transactions that have received exemptions or authorizations issued by any relevant sanctions authority that permit such transactions thereunder.

6.07 Anti-Corruption Laws. The Borrower shall not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or L/C Advance when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or on any L/C Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made by the Borrower in this Agreement or in connection with this Agreement or in any amendment or modification hereof or waiver hereunder or in any certificate furnished by the Borrower pursuant to this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect on the date made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.09 or contained in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Senior Officer of the Borrower receives notice thereof from the Administrative Agent;

(f) the Borrower or any Subsidiary shall fail to pay any principal or premium or interest under any Material Indebtedness when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any breach, default, or event of default occurs under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or to any Material Indebtedness secured by any property of the Borrower and its Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (except to the extent permitted pursuant to Section 6.04 hereof), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money above available insurance or indemnity coverage in an aggregate amount in excess of $250,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of 45 consecutive days during which execution shall not be effectively stayed; provided, however, that any such judgment shall not give rise to an Event of Default if and to the extent that the amount of such judgment or order has been fully bonded;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the commitment of each Lender to make Loans and L/C Credit Extensions and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated, (iii) require that the Borrower Cash Collateralize the L/C Obligations and (iv) declare the Loans then outstanding and all other amounts owing or payable hereunder or under any other Loan Document to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all other amounts so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitments and the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
ADMINISTRATIVE AGENT

8.01 Appointment and Authority. Each of the Lenders, each L/C Issuer, the Several L/C Agent and the Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the L/C Issuers, the Several L/C Agent and the Fronting Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law; and

(c) shall not, except as expressly set forth herein and the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII ) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender, the Several L/C Agent, or the Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable Issuing Party, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Applicable Issuing Party unless the Administrative Agent shall have received notice to the contrary from such Lender or the Applicable Issuing Party prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, the L/C Issuers, the Several L/C Agent and the Fronting Bank upon 30 days’ prior written notice to the Borrower (but shall have no obligation to), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or if the Administrative Agent has elected not to appoint such a successor Administrative Agent, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and with effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Several L/C Agent and the Fronting Bank directly, until such time as a successor Administrative Agent is appointed by the Required Lenders or the Administrative Agent, as applicable (in each case, with the consent of Borrower, not to be unreasonably withheld), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) In the event of any such resignation by Bank of America as Administrative Agent pursuant to this Section at any time when a Default or Event of Default has occurred and is continuing (or at such other time with the consent of the Borrower, such consent not to be unreasonably withheld), Bank of America may resign and be discharged of its duties as an MC Swing Line Lender or USD Swing Line Lender, as applicable; provided that, Bank of America shall retain, as applicable, (i) all the rights, powers and privileges of an “MC Swing Line Lender” provided for hereunder with respect to MC Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding MC Swing Line Loans pursuant to Section 2.07(c) and (ii) all the rights, powers and privileges of a “USD Swing Line Lender” provided for hereunder with respect to USD Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make USD Committed Loans or fund risk participations in outstanding USD Swing Line Loans pursuant to Section 2.08(c).

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Several L/C Agent and as the Fronting Bank. If Bank of America resigns as the Fronting Bank and Several L/C Agent, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and Several L/C Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and Several L/C Agent and all L/C Obligations with respect thereto, including the right to require the Lenders to make L/C Advances with respect to Fronted Letters of Credit pursuant to Section 2.09(c). Upon the appointment of a successor Fronting Bank or Several L/C Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank or Several L/C Agent, as applicable, (b) the retiring Fronting Bank or Several L/C Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank or Several L/C Agent shall issue letters of credit in substitution for (or amendments to) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank or Several L/C Agent, as the case may be, to effectively assume the obligations of the retiring Fronting Bank or Several L/C Agent, as the case may be with respect to such Letters of Credit.

8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Several L/C Agent and the Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Several L/C Agent, the Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Several L/C Agent and the Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Several L/C Agent, the Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndications Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Fronting Bank or the Several L/C Agent hereunder. Without limitation of the foregoing, neither the Bookrunners, Arrangers nor the Co-Syndication Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or the Borrower.

8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations hereunder and under the other Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Several L/C Agent, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Several L/C Agent, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09(i) and (j), Section 2.13 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each L/C Issuer, the Several L/C Agent and the Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers, the Several L/C Agent, and the Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.13 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any L/C Issuer, the Several L/C Agent or the Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender, any L/C Issuer, the Several L/C Agent, or the Fronting Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender any L/C Issuer, the Several L/C Agent, or the Fronting Bank in any such proceeding.

ARTICLE IX
MISCELLANEOUS

9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, which such telephonic notices must be made directly to an individual and shall in no event be effective merely by leaving a voicemail message (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Several L/C Agent or the Fronting Bank to its address, facsimile number, electronic mail address or telephone number specified for such Person set forth on Schedule 9.01 (and which Schedule shall contain a domestic United States address for purposes of notices to be delivered by the Borrower to the Administrative Agent, the Several L/C Agent or the Fronting Bank); and

(ii) if to any other Lender or Swing Line Lender, to it at its address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower, and which Administrative Questionnaire shall contain a domestic United States address for purposes of notices to be delivered by the Borrower to such Lender or Swing Line Lender).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders, the Fronting Bank and the Several L/C Agent hereunder may be delivered or furnished by electronic communications (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent, the Fronting Bank, the Several L/C Agent and the applicable Lender. The Administrative Agent, the Several L/A Agent, the Fronting Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Fronting Bank, the Several L/C Agent or any other Person for damages arising from the use by others of Borrower Materials obtained through electronic telecommunication or other transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each of the Borrower, the Administrative Agent, each Swing Line Lender, the Fronting Bank and the Several L/C Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Swing Line Lender, the Fronting Bank and the Several L/C Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01 (other than Section 4.01(f)) without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 4.02 as to any Borrowing under a particular Facility without the written consent of the Required USD Lenders or the Required MC Lenders, as the case may be;

(iii) extend or increase the USD Commitment or MC Commitment of any Lender (or reinstate any USD Commitment or MC Commitment terminated pursuant to Article VII) without the written consent of such Lender;

(iv) postpone any date fixed by this Agreement for any payment of principal, interest or fees due to any Lender hereunder without the written consent of such Lender;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Advance owed to any Lender or (subject to clause (iii) of the second proviso to this Section 9.02) any fees owed to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(vi) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(vii) change (x) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (y) of this Section 9.02(b)(vii)), without the written consent of each Lender or (y) the definition of “Required USD Lenders” or “Required MC Lenders” without the written consent of each Lender under the applicable Facility;

(viii) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the USD Credit Facility, the Required USD Lenders and (ii) if such Facility is the MC Credit Facility, the Required MC Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the respective Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Several L/C Agent and/or the Fronting Bank (as the case may be) in addition to the Lenders required above, affect the rights or duties of the Several L/C Agent and/or the Fronting Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the USD Commitment or MC Commitment, as applicable, of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, (x) amendments and other modifications entered into pursuant to Section 2.22 shall only be required to be executed by the Administrative Agent and the Borrower and (y) additions of Alternative Currencies to the MC Credit Facility shall require the consent of the parties described in Section 1.06 and (z) Tranche Conversions shall only require the consent of the parties described in Section 2.10. The Borrower shall promptly deliver a copy to the Administrative Agent of any amendment, waiver or consent which was not required to be executed by the Administrative Agent pursuant to this Section.

9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arrangers, including the reasonable fees, charges and disbursements of one counsel (selected by the Administrative Agent) for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration (in the case of the Administrative Agent only) of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by an Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued for the Borrower’s account, or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Fronting Bank, the Several L/C Agent, the L/C Issuers or, during the continuance of any Event of Default, any Lender (including, without limitation, the reasonable documented fees and disbursements of one counsel (selected by the Administrative Agent) to the Administrative Agent and the Lenders, taken as a whole, and in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to all such affected Persons, taken as a whole)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, each L/C Issuer, the Fronting Bank, and the Several L/C Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and disbursements of one counsel (selected by the Administrative Agent) to the Indemnitees, taken as a whole, and in the case of a conflict of interest, one additional counsel to all affected Indemnitees similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to all such Indemnitees, taken as a whole)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any documents to be executed and delivered by the Borrower in favor of the Administrative Agent, the Fronting Bank, the Several L/C Agent, the L/C Issuers or any Lender, in each case in its capacity as such hereunder, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or, with respect to the Administrative Agent, the Arrangers and their Related Parties, the execution and delivery of that certain letter agreement (together with the summary of terms attached thereto) dated as of February 6, 2015 among the Borrower, the Administrative Agent, the Arrangers and certain of their Related Parties, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Applicable Issuing Party or any applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or, with respect to the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) is found in a judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction, (x) relate to Taxes, which shall be governed solely by Section 2.18 or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries) other than claims against any of the Administrative Agent, Arrangers, Fronting Bank, Several L/C Agent, L/C Issuers or Lenders in its capacity or in fulfilling its role as the Administrative Agent, an Arranger, Swing Line Lender, Fronting Bank, Several L/C Agent, L/C Issuer, respectively, or any similar role hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other person or whether or not an Indemnitee is otherwise a party thereto. Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Related Party of the forgoing (and without limiting the Borrower’s obligations to do so) under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Fronting Bank, the Several L/C Agent, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Fronting Bank or the Several L/C Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are several and not joint.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and by accepting the benefits of the Agreement waives, any claim against the Borrower or its Subsidiaries (except to the extent of the Borrower’s indemnity obligations provided above with respect to third party (which shall not, in any event, include any Indemnitee) claims), in each case, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting Bank and the Several L/C Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Fronting Bank, the Several L/C Agent, each L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Several L/C Agent, the L/C Issuers, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its USD Commitment or MC Commitment and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it, and direct obligations under and L/C Advances or participations in L/C Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

in the case of an assignment of the entire remaining amount of the assigning Lender’s USD Commitment under the USD Credit Facility, MC Commitment under the MC Credit Facility or the Loans at the time owing to it under any Facility or in the case of an assignment to a Lender or an affiliate of a Lender, no minimum amount need be assigned; and

in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the USD Commitment (which for this purpose includes USD Committed Loans outstanding thereunder), MC Commitment (which for this purpose includes MC Loans outstanding thereunder) or if the USD Commitment or MC Commitment, as applicable, is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the USD Commitment or MC Commitment, as applicable, assigned, except that this clause (ii) shall not (A) apply to rights in respect of any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, except that:

the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default described in clauses (a), (b), (h), or (i) of Article VII has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower’s receipt of written notice of the request for its consent;

the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if (x) such assignment in respect of the USD Credit Facility is to be a Person that is not a Lender with a USD Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) such assignment in respect of the MC Credit Facility is to be a Person that is not a Lender with an MC Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

the consent of each of the Fronting Bank and the Several L/C Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the MC Credit Facility;

the consent of each MC Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the MC Credit Facility;

the consent of each USD Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the USD Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable by the Assignor or the Assignee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and unless otherwise agreed between the assigning Lender and such Assignee, if any Several Letters of Credit are outstanding, all such outstanding Letters of Credit are either amended or replaced to give effect to such assignment on the applicable Trade Date.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(viii) No Assignment to Non-Lenders. No such assignment of any Loan shall be made to any Person unless such Person (other than a natural Person) is engaged in making loans and similar extensions of credit in the ordinary course of its business. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person meets the criteria described in this clause.

(ix) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Fronting Bank, the Several L/C Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, obligations under Several Letters of Credit and participations in Swing Line Loans and Fronted Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note in the applicable form attached hereto to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at its office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the USD Commitment of, the MC Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interest hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Several L/C Agent, the Fronting Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and the assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its USD Commitment, MC Commitment and/or the Loans owing to it (including such Lender’s participations in Swing Line Loans), or L/C Obligations and/or L/C Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Several L/C Agent, the Fronting Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b)(i) through (vii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Subject to subsection (e) of this Section, to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

Each Lender that sells a participation shall, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender. Each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b), but only after the Participant’s participation is entered, at the Participant’s request, in the Register as if the Participant were an assignee, it being understood that the participation shall not be entered in the Register until such time as the Participant wishes to be entitled to the benefits of Sections 2.16, 2.17, 2.18 or 9.08.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any promissory note executed in connection herewith) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignments by Swing Line Lenders.

(i) Notwithstanding anything to the contrary contained herein and without limiting any MC Swing Line Lender’s right to assign its MC Commitment and MC Loans or its commitment to make MC Swing Line Loans at any time, in the event of any assignment by an MC Swing Line Lender of all of its MC Commitment and MC Loans at a time when an Event of Default described in clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing (or at such other time with the consent of the Borrower, such consent not to be unreasonably withheld) such MC Swing Line Lender may resign as an MC Swing Line Lender; provided that, in the case of any such resignation, (x) such MC Swing Line Lender shall retain all the rights, powers and privileges of a “MC Swing Line Lender” provided for hereunder with respect to MC Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding MC Swing Line Loans pursuant to Section 2.07(c) and (y) the Borrower shall be entitled to appoint from among the Lenders (which such Lenders may accept such appointment in their sole discretion) a successor MC Swing Line Lender hereunder, provided, however, that no failure by the Borrower to appoint any such successor shall affect such resignation of such MC Swing Line Lender. In the event of any assignment by any MC Swing Line Lender of its MC Commitment and MC Loans where the assignee party has not assumed such MC Swing Line Lender’s commitment to make MC Swing Line Loans, such MC Swing Line Lender shall retain all of the rights powers and privileges of a “MC Swing Line Lender” hereunder, including the right to require the Lenders to make MC Committed Loans or fund risk participations in outstanding MC Swing Line Loans pursuant to Section 2.07(c), and, until any resignation as an MC Swing Line Lender as permitted herein, shall retain all of the obligations of a “MC Swing Line Lender” hereunder.

(ii) Notwithstanding anything to the contrary contained herein and without limiting any USD Swing Line Lender’s right to assign its USD Commitment and USD Loans or its commitment to make USD Swing Line Loans at any time, in the event of any assignment by a USD Swing Line Lender of all of its USD Commitment and USD Loans at a time when an Event of Default described in clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing (or at such other time with the consent of the Borrower, such consent not to be unreasonably withheld) such USD Swing Line Lender may resign as a USD Swing Line Lender; provided that, in the case of any such resignation, (x) such USD Swing Line Lender shall retain all the rights, powers and privileges of a “USD Swing Line Lender” provided for hereunder with respect to USD Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make USD Committed Loans or fund risk participations in outstanding USD Swing Line Loans pursuant to Section 2.08(c) and (y) the Borrower shall be entitled to appoint from among the Lenders (which such Lenders may accept such appointment in their sole discretion) a successor USD Swing Line Lender hereunder, provided, however, that no failure by the Borrower to appoint any such successor shall affect such resignation of such USD Swing Line Lender. In the event of any assignment by any USD Swing Line Lender of its USD Commitment and USD Loans where the assignee party has not assumed such USD Swing Line Lender’s commitment to make USD Swing Line Loans, such USD Swing Line Lender shall retain all of the rights powers and privileges of a “USD Swing Line Lender” hereunder, including the right to require the Lenders to make USD Committed Loans or fund risk participations in outstanding USD Swing Line Loans pursuant to Section 2.08(c), and, until any resignation as a USD Swing Line Lender as permitted herein, shall retain all of the obligations of a “USD Swing Line Lender” hereunder.

(h) Resignation as Several L/C Agent or Fronting Bank After Assignment or Request. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its MC Commitment and MC Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Several L/C Agent and/or Fronting Bank. In the event of any such resignation as Several L/C Agent and/or Fronting Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Several L/C Agent and/or Fronting Bank hereunder. If Bank of America resigns as Fronting Bank and Several L/C Agent, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and Several L/C Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and Several L/C Agent and all L/C Obligations with respect thereto (including the right to require the Lenders to make L/C Advances pursuant to Section 2.09(c)). Upon the appointment of a successor Fronting Bank and Several L/C Agent, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and Several L/C Agent, and (b) the successor Fronting Bank and Several L/C Agent shall issue letters of credit in substitution for (or amendments of) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit

9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligation or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit shall remain outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Aggregate Commitments or the termination of this Agreement or any provision hereof.

9.06 Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or enforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or insolvency laws, as determined in good faith by the Administrative Agent, the Fronting Bank and the Swing Line Lenders and the Borrower, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent, the Fronting Bank, the Several L/C Agent and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the Administrative Agent, the Fronting Bank, the Several L/C Agent or such L/C Issuer, respectively, to or for the credit or the account of the Borrower (other than customer deposits, security deposits and other moneys, instruments and accounts held by the Borrower in trust for or for the benefit of others) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, the Fronting Bank, the Several L/C Agent or such L/C Issuer, irrespective of whether or not such Lender, the Fronting Bank, the Several L/C Agent or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Bank, the Several L/C Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations hereunder or under any other Loan Document owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Fronting Bank, the Several L/C Agent and each L/C Issuer under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Fronting Bank, the Several L/C Agent and each L/C Issuer may have.

9.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each of the Administrative Agent, the Fronting Bank, the Several L/C Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties who have a need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to this Section), (b) to the extent required or demanded by any Governmental Authority, regulatory authority, self-regulatory authority or representative thereof, in each case purporting to have jurisdiction over the Administrative Agent, the Fronting Bank, the Several L/C Agent, such L/C Issuer or such Lender, so long as reasonable efforts are made that such information is accorded confidential treatment or required by applicable laws or regulations or by any subpoena or similar legal process, or to the extent reasonably required in connection with any litigation relating to this Agreement or any Loan Document to which the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer or any Lender is a party, or for purposes of establishing a “due diligence” defense, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any Lender who is an assignee of or Participant in, or any prospective Lender of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, provided that in the case of any prospective swap or derivative transaction to be entered into by the Borrower or any Subsidiary, such swap or derivative transaction is initiated by the Borrower, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries, (h) to the extent such Information was available to the Administrative Agent, the Fronting Bank, the Several L/C Agent, such L/C Issuer or such Lender on a non-confidential basis prior to its disclosure by or on the Borrower or any Subsidiary’s behalf hereunder, or subsequently becomes available to such Person on a non-confidential basis from a person other than the Borrower or any Subsidiary or a third party on the Borrower or any Subsidiary’s behalf who is not known by such Person to be bound by a confidentiality agreement with the Borrower or any Subsidiary with respect to such Information or (i) on a confidential basis to the CUSIP Service Bureau or any similar agency as necessary in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Fronting Bank, or any Lender from a public source prior to disclosure by the Borrower.

9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act and the Borrower agrees to provide such information promptly upon the reasonable request of each Lender.

9.14 No Advisory or Fiduciary Responsibility. In connection with this Agreement or any promissory note delivered hereunder (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders, the L/C Issuers and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders, the L/C Issuers and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders, the L/C Issuers and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Administrative Agent, the Fronting Bank, the Several L/C Agent, the L/C Issuers, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Fronting Bank, the Several L/C Agent, any L/C Issuer, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty (except for any agency or fiduciary duty obligations expressly agreed in writing by the relevant parties) in connection with this Agreement or any other Loan Document.

9.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

9.16 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the Several L/C Agent, the Fronting Bank, any L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the Several L/C Agent, the Fronting Bank, such L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

CME GROUP INC.

By:/s/ James A. Pribel
Name: James A. Pribel
Title: Executive Director and Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent and

Several L/C Agent

By: Liliana Claar
Name: Liliana Claar
Title: Vice President

LENDERS:

BANK OF AMERICA, N.A., as the Fronting Bank, an MC Swing Line Lender and a Lender

By: Maryanne Fitzmaurice
Name: Maryanne Fitzmaurice
Title: Director

BANK OF CHINA, NEW YORK BRANCH, as an MC Swing Line

Lender, an L/C Lender and a Lender

By: /s/ Shihui Wang
Name: Shihui Wang
Title: Executive Vice President

BARCLAYS BANK PLC, as an MC Swing Line Lender, an L/C

Lender and a Lender

By: /s Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

BMO HARRIS BANK N.A., as an MC Swing Line Lender, an

L/C Issuer and a Lender

By: /s/ Adam Tarr
Name: Adam Tarr
Title: Vice President

CITIBANK, N.A., as an MC Swing Line Lender, an L/C

Issuer and a Lender

By: /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as an MC Swing Line Lender, an L/C Issuer and a Lender

By:/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By: /s/ Remy Riester
Name: Remy Riester
Title: Authorized Signatory

LLOYDS BANK PLC, as an MC Swing Line Lender, an L/C

Lender and a Lender

By: /s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice President

By: /s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an MC

Swing Line Lender, an L/C Lender and a Lender

By: /s/ Glenn Schuermann
Name: Glenn Schuermann
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an MC

Swing Line Lender, an L/C Lender and a Lender

By: /s/ Tracy Moosbrugger
Name: Tracy Moosbrugger
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as an L/C Issuer

and a Lender

By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By: /s/ John S. McGill
Name: John S. McGill
Title: Director

GOLDMAN SACHS BANK USA, as an L/C Lender and a Lender

By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., an L/C Lender and a Lender

By: /s/ Evelyn Crisci
Name: Evelyn Crisci
Title: Vice President

THE NORTHERN TRUST COMPANY, an L/C Issuer and a Lender

By: /s/ Brittany Mondane
Name: Brittany Mondane
Title: Second Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Charles Howes
Name: Charles Howes
Title: Vice President

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as

a Lender

By:/s/ Shelley He
Name: Shelley He
Title: Deputy General Manager

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

THE CHINA BANK, LTD., NEW YORK BRANCH, as a Lender

By: /s/ Nobukazu Odaka
Name: Nobukazu Odaka
Title: General Manager